Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

among

ILLINOIS TOOL WORKS INC.

ITW LEAP CORP.

and

CLICK COMMERCE, INC.

Dated as of September 5, 2006

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of September 5, 2006 (the “Agreement”), among ILLINOIS TOOL WORKS INC., a Delaware corporation (“Parent”), ITW LEAP CORP., a Delaware corporation (“Sub”) and a wholly owned subsidiary of Parent, and CLICK COMMERCE, INC., a Delaware corporation (the “Company”).

WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition, Parent proposes to cause Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all of the issued and outstanding shares of Company Common Stock (as defined herein), for cash, net to the stockholders of the Company tendering their Shares, in an amount equal to U.S. $22.75 per share of Company Common Stock (the “Offer Price”), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the merger of Sub into the Company, on the terms and subject to the conditions set forth in this Agreement (the “Merger”), whereby each issued share of Company Common Stock that is not (a) owned directly or indirectly by Parent, Sub or the Company or (b) an Appraisal Share (as defined herein), will be converted into the right to receive the Merger Consideration (as defined herein);

WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent and the Principal Company Stockholder (as defined herein) are entering into a Tender Agreement (as defined herein); and

WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01           Definitions.  (a)  As used in this Agreement, the following terms shall have the following meanings:

“Administaff” has the meaning set forth in Section 4.10(c).

“Affiliate” means, for any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law.

“Agreement” has the meaning set forth in the preamble hereto.

“Alternative Acquisition” means (i) any merger of, or business combination transaction with, the Company, other than an acquisition by the Company that would not result in a Change of Control, (ii) any direct or indirect acquisition of twenty percent (20%) or more of the business or properties of the Company and any of the Company Subsidiaries taken as a whole or (iii) any direct or indirect acquisition of beneficial ownership of twenty percent (20%) or more of the outstanding capital stock of the Company by a single Person or group of Persons (other than through open market purchases by a Person or group meeting the requirements of 17 CFR 240.13d-1(b)(1) or 17 CFR 240.13d-1(c) (but without regard to the limitation set forth in 17 CFR 240.13d-1(c)(3)) for a person entitled to file a statement on Schedule 13G in lieu of a statement on Schedule 13D); in the case of (i), (ii) or (iii), whether by merger, tender offer, exchange offer, sale of assets, purchase or sale of securities or similar transactions involving the Company or any of the Company Subsidiaries or a division, operating or principal business unit of the Company or any of the Company Subsidiaries, in each case other than the Transactions.  For purposes of this definition, the terms “beneficial owner” and “group” have the meanings contemplated by 17 CFR 240.13d-3 and 17 CFR 240.13d-5, respectively.

“Alternative Acquisition Proposal” has the meaning set forth in Section 6.02(a).

“Applicable Law” means any statute, law (including common law), ordinance, rule or regulation (including any applicable stock exchange rules) applicable to the Company or any Company Subsidiary, on the one hand, or Parent or Sub, on the other hand, or any of their respective properties or assets.

“Applicable Tax Law” means any Applicable Law relating to Taxes, including regulations and other official pronouncements of any Governmental Entity or political subdivision of such jurisdiction charged with interpreting such Applicable Law.

“Appraisal Shares” means shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands payment of the fair value of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL.

“Business Day” means any day on which banks are not required or authorized to close in New York, New York, or, in the case of determining a date on which a filing with the SEC is due, any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings.

“Certificate” or “Certificates” mean the certificate or certificates that, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock, if there are any remaining.

“Certificate of Merger” means a certificate of merger or certificate of ownership and merger or other appropriate documents, to be filed with the Office of the Secretary of State of the State of Delaware to effect the Merger.

“Change of Control” means any transaction as a result of which any Person or group of Persons becomes the beneficial owner, directly or indirectly, of voting securities of the Company entitling such person to exercise 50% or more of the total voting power of all classes of outstanding voting securities of the Company entitled to vote in elections of directors.  For purposes of this definition, the terms “beneficial owner” and “group” have the meanings contemplated by 17 CFR 240.13d-3 and 17 CFR 240.13d-5, respectively.

“Closing” means the closing of the Merger.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble hereto.

“Company Board” means the Board of Directors of the Company.

“Company Broker” has the meaning set forth in Section 4.22.

“Company By-laws” means the by-laws of the Company, as amended to the date of this Agreement.

“Company Capital Stock” has the meaning set forth in Section 4.03(a).

“Company Charter” means the amended and restated certificate of incorporation of the Company, as amended to the date of this Agreement.

“Company Common Stock” means the common stock, par value $.001 per share, of the Company.

“Company Disclosure Letter” means the letter, dated as of the date of this Agreement, delivered by the Company to Parent and Sub.

“Company Employee Stock Option” means any option to purchase Company Common Stock granted under any Company Option Plan.

“Company Investment” has the meaning set forth in Section 4.02(b).

“Company Leased Real Property” has the meaning set forth in Section 4.17(a).

“Company Material Adverse Effect” means a material adverse effect on the business, properties (taken as a whole and including intangible properties), assets and liabilities (taken together), results of operations (including the reasonably foreseeable consequences flowing from changes, events, occurrences or circumstances that have transpired or come into being as of the date such effect is measured) or financial condition of the Company and the Company

Subsidiaries taken as a whole, or a material adverse effect on the ability of the Company to perform its obligations under the Agreement or on the ability of the Company to consummate the Merger and the other Transactions, other than effects relating to (A) changes, effects, events, occurrences or circumstances that generally affect the software industry, and that do not have a materially disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, (B) general economic, financial or securities market conditions in the United States or elsewhere that do not have a materially disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, (C) the announcement or consummation of the Transaction Agreements or the Transactions, (D) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world or any government or other response or reaction to any of the foregoing that do not have a materially disproportionate and lasting impact on the Company and the Company Subsidiaries, taken as a whole, (E) changes in Applicable Law or changes in generally accepted United States accounting principles, in any such case that do not have a materially disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, or (E) the taking of any action by Parent or Sub or any action taken by the Company or any Company Subsidiary approved or consented to in writing by Parent or Sub.

“Company Option Plans” means the Company’s 2000 Stock Option and Stock Award Plan and the Company’s 2000 Directors’ Stock Option and Stock Award Plan.

“Company Plans” has the meaning set forth in Section 4.10(a).

“Company Preferred Stock” has the meaning set forth in Section 4.03(a).

“Company SAR” means any stock appreciation right linked to the price of Company Common Stock and granted under any Company Option Plan.

“Company SEC Documents” means all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since January 1, 2001.

“Company Stockholder Approval” has the meaning set forth in Section 4.04(c).

“Company Stockholders Meeting” means a meeting of the Company’s stockholders for the purpose of seeking Company Stockholder Approval.

“Company Subsidiaries” means all the Subsidiaries of the Company.

“Company Voting Debt” means any bonds, debentures, notes or other indebtedness of the Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any Company Subsidiary may vote.

“Confidentiality Agreement” means the confidentiality agreement, dated July 25, 2006, between the Company and Parent.

“Consent” means any consent, approval, license, Permit, Order or authorization.

“Contract” means any contract, lease, license, indenture, note, bond, mortgage, agreement, Permit, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement (whether written or oral).

“D&O Insurance” means directors’ and officers’ insurance.

“Determination Time” has the meaning set forth in Exhibit A hereto.

“DGCL” means the Delaware General Corporation Law, as amended from time to time.

“Effective Time” shall have the meaning set forth in Section 2.07.

“Environmental, Health and Safety Laws” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976 and the Occupational Safety and Health Act of 1970, each as amended, together with all other Applicable Laws (including rules, regulations, codes, common law, plans, injunctions, judgments, Orders, decrees, rulings and charges thereunder) of any Governmental Entity concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of Hazardous Substances into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, generation, processing, distribution, use, treatment, storage, disposal, clean-up, transport, or handling of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means with respect to any Person, a corporation, trade or business that is, along with such Person, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Section 414 of the Code or Section 4001 of ERISA.

“ESPP” means the Company’s Employee Stock Purchase Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Fund” shall have the meaning set forth in Section 3.02(a).

“Filed Company SEC Documents” means all Company SEC Documents that were filed and publicly available prior to the date of this Agreement.

“Financial Statements” means the consolidated financial statements of the Company and the Company Subsidiaries included in each of the Company’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2003, December 31, 2004 and December 31, 2005, the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006, and, as of the respective dates of such financial statements, any consolidated financial statements of the Company filed with the SEC after the date hereof, including in each case the footnotes thereto.

“Foreign Competition Laws” has the meaning set forth in Section 4.05(b).

“Fully Diluted Shares” has the meaning set forth in Exhibit A hereto.

“GAAP” as to any Person means generally accepted United States accounting principles, applied on a basis consistent with the basis on which the most recent audited financial statements of such Person were prepared prior to the date of this Agreement.

“Governmental Entity” means any:

(i)            federal, state, local, municipal, foreign government or other government;

(ii)           governmental or quasi-governmental authority of any nature (including any governmental agency, branch, board, department, official, instrumentality or entity and any court or other tribunal);

(iii)          multi-national organization or body; or

(iv)          body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Hazardous Substance” means any hazardous, acutely hazardous, or toxic substance, waste or contaminant, or any other material, including petroleum hydrocarbons and asbestos, regulated under any Environmental, Health and Safety Law and applicable to the material, substance, waste or contaminant in the jurisdiction in which such material, substance, waste or contaminant is located.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication, (i) all obligations for borrowed money, or with respect to deposits or advances of any kind, (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations upon which interest charges are customarily paid, (iv) all obligations under conditional sale or other title retention agreements relating to purchased property, (v) all obligations issued or assumed as the deferred purchase price of property or services (excluding obligations to creditors for raw materials, inventory, services and supplies incurred in the ordinary and usual course of business), (vi) all capitalized lease obligations, (vii) all obligations of others secured by a Lien, other than Permitted Liens under clauses (i), (ii) or (iii) of the definition thereof, on property or assets of the Company or the Company Subsidiaries, whether or not the obligations secured thereby have been assumed, (viii) all obligations under interest rate or currency hedging transactions (valued at the termination value thereof), (ix) all letters of credit and (x) all guarantees and arrangements having the economic effect of a guarantee of any indebtedness of any other Person.

“Indemnified Party” has the meaning set forth in Section 7.06(c).

“Intellectual Property Rights” means, collectively, (i) all inventions, improvements, U.S., foreign and international design and utility patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, and extensions of any patent or patent application), industrial designs and applications for registration of industrial designs, including all rights, to the extent permitted by law, to file corresponding applications in any country in the world; (ii) all trade secrets, know-how and confidential or proprietary information, whether patentable or unpatentable, including but not limited to, technologies in development, computer programs and other computer software (including software systems and applications), Web sites, domains, domain names and related software, user interfaces, topographies, source code, object code, algorithms, display screens, layouts, development tools, instructions, templates, evaluation software and hardware, formulae and information, manufacturing, engineering, and other drawings and manuals, recipes, technology, processes, designs, lab journals, notebooks, schematics, data, plans, blue prints, research and development reports, agency agreements, technical information, technical assistance, engineering data, design and engineering specifications, and similar materials recording or evidencing expertise or information, including those related to products under development, and further including any rights as permitted by law to obtain patents thereon in any country in the world; (iii) all trademarks, service marks and trade dress (whether registered, unregistered or existing at common law), Internet domain names, business names and trade names, trademark registrations and applications, including the goodwill associated therewith, and copyrights (registered and unregistered); (iv) licenses and rights to use any of the foregoing; and (v) all other intellectual property rights of any nature.

“In-the-Money Options” has the meaning set forth in Section 4.03(a).

 “Knowledge” has the following meaning: an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter.  Parent and Sub shall be deemed to have “Knowledge” of a particular fact or other matter if any individual listed below has Knowledge of such fact or other matter: (i) an individual who is serving, or who at any time during the past year has served, as a director, executive officer, partner, executor or trustee of such Person (or in any similar capacity); or (ii) an individual with primary management responsibility for such Person with respect to a specific subject matter.  The Company shall be deemed to have “Knowledge” of a particular fact or other matter if any of the following individuals has Knowledge of such fact or other matter: Michael W. Ferro, Jr., David Arney, John M. Tuhey, Justin Dearborn, Nancy J. Koenig, Marc Stone, and Stephen Cole.

“Liens” means pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever.

“Losses” has the meaning specified in Section 7.06(c).

“Major Customers” has the meaning set forth in Section 4.21.

“Material Contract” means a Contract that is material to the business, properties (taken as a whole and including intangible properties), assets and liabilities (taken together), results of operations (including the reasonably foreseeable consequences flowing from changes, events, occurrences or circumstances that have transpired or come into being as of the date such effect is measured) or financial condition of the Company and the Company Subsidiaries taken as a whole.

“Material Intellectual Property Right” means an Intellectual Property Right that is material to the properties (taken as a whole and including intangible properties), assets and liabilities (taken together), results of operations (including the reasonably foreseeable consequences flowing from changes, events, occurrences or circumstances that have transpired or come into being as of the date such effect is measured) or financial condition of the Company and the Company Subsidiaries taken as a whole.

“Maximum Premium” has the meaning set forth in Section 7.06(b).

“Merger” has the meaning set forth in the recitals hereto.

“Merger Consideration” means the U.S. dollar cash amount equal to the price per share of Company Common Stock paid pursuant to the Offer.

“Minimum Tender Condition” has the meaning set forth in Exhibit A hereto.

“Offer” has the meaning set forth in the recitals hereto.

“Offer Documents” has the meaning set forth in Section 2.01(b).

“Offer Price” has the meaning set forth in the recitals hereto.

“Order” means with respect to any Person, any award, decision, injunction, judgment, stipulation, order, ruling, subpoena, writ, decree, consent decree or verdict entered, issued, made or rendered by any court, administrative agency, arbitrator or other Governmental Entity affecting such Person or any of its properties.

“ordinary and usual course of business” means an action taken by a Person that is consistent with the past practices of such Person and is taken in the ordinary course of normal day-to-day operations of such Person.

“Outside Date” has the meaning set forth in Section 9.01(b)(i).

“Parent” has the meaning set forth in the preamble hereto.

“Parent Board” has the meaning set forth in Section 5.04.

“Parent Material Adverse Effect” means a material adverse effect on the ability of Parent or Sub to perform its obligations under this Agreement or on the ability of Parent or Sub to consummate the Offer, the Merger and the other Transactions.

“Paying Agent” means the bank, trust company or any other qualified Person reasonably acceptable to the Company and selected by Parent prior to the Effective Time to act as paying agent for the payment of the Merger Consideration.

“Permit” means a license, franchise, permit, consent, Order, certificate, authorization, declaration or filing required by a Governmental Entity.

“Permitted Liens” means (i) statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen incurred in the ordinary and usual course of business for amounts not yet overdue or being contested in good faith, (ii) Liens for Taxes not yet due and payable or being contested in good faith in appropriate proceedings during which collection or enforcement is stayed and (iii) Liens that, in the aggregate, do not and will not materially interfere with the ability of the Company and the Company Subsidiaries to conduct business as currently conducted.

“Person” means any individual, firm, corporation (including any non-profit corporation), general or limited partnership, company, limited liability company, trust, joint venture, estate, association, organization, labor union or other entity or Governmental Entity.

“Post-Signing Returns” has the meaning set forth in Section 6.03.

“Principal Company Stockholder” means Michael W. Ferro, Jr.

“Proceeding” means any action, claim, arbitration, audit, hearing, proceeding, investigation, litigation or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Proxy Statement” means a proxy statement of the Company pursuant to Regulation 14A under the Exchange Act.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.06(b).

“Schedule 14D-9” means the Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer, as amended from time to time.

“Schedule TO” means the Tender Offer Statement on Schedule TO with respect to the Offer, as amended from time to time.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means the shares of Company Common Stock.

“Stock Transfer Taxes” means any state, local, foreign or provincial Tax which is attributable to the transfer of Shares pursuant to this Agreement.

“Sub” has the meaning set forth in the preamble hereto.

“Sub Board” has the meaning set forth in Section 5.04.

“Subsidiary” means, with respect to any Person, any corporation, association, general or limited partnership, company, limited liability company, trust, joint venture, organization or other entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

“Superior Company Proposal” has the meaning set forth in Section 6.02(e).

“Surviving Corporation” has the meaning set forth in Section 2.05.

“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or regulation of any Governmental Entity.

“Tax” or “Taxes” means: (i) any income, corporation, gross income, gross receipts, franchise, profits, gains, capital stock, capital duty, withholding, social security (or similar), employment, unemployment, disability, real property, personal property, wealth, welfare, stamp, excise, license, severance, environmental (including taxes under Section 59A of the Code), customs duties, occupation, sales, use, transfer, registration, value added, payroll, premium, property, or windfall profits tax, estimated, ad valorem or excise tax, alternative or add-on minimum tax or other tax of any kind whatsoever (whether or not measured in whole or in part by net income and including any fee, assessment or other charge in the nature of or in lieu of any tax) imposed by any Tax Authority, including any interest, penalty, or addition thereto, whether disputed or not; and (ii) any liability for the payment of any amount of the type described in clause (i) as a result of the Company or any Company Subsidiary being a successor to or transferee of any other corporation at any time on or prior to the Closing Date, and any interest, penalties, additions to tax (whether imposed by law, contractual agreement or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.

“Tax Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Taxes for such entity or subdivision, including any Governmental Entity that imposes, or is charged with collecting, social security or similar charges or premiums.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under any Applicable Tax Law.

“Tax Return” means all federal, state, local, provincial and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return relating to Taxes.

“Tender Agreement” means the agreement entered into by Parent and the Principal Company Stockholder pursuant to which the Principal Company Stockholder has agreed to take specified actions in furtherance of the Offer and the Merger.

“Termination Fee” has the meaning set forth in Section 9.02(b).

“Top-Up Closing” has the meaning set forth in Section 2.04(d).

“Top-Up Exercise Event” has the meaning set forth in Section 2.04(c).

“Top-Up Option” has the meaning set forth in Section 2.04(a).

“Top-Up Option Shares” has the meaning set forth in Section 2.04(a).

“Top-Up Termination Date” has the meaning set forth in Section 2.04(b).

“Transactions” means, collectively, the Offer, the Merger and the other transactions contemplated by the Transaction Agreements.

“Transaction Agreements” means this Agreement and the Tender Agreement.

ARTICLE II

THE OFFER AND THE MERGER

Section 2.01           The Offer.

(a)           Provided that this Agreement shall not have been terminated in accordance with Section 9.01 and none of the events set forth in Exhibit A shall have occurred and be continuing, as promptly as practicable but in no event later than ten (10) Business Days after the date of this Agreement, Sub shall, and Parent shall cause Sub to, commence the Offer within the meaning of the applicable rules and regulations of the SEC.  The obligation of Sub to, and of Parent to cause Sub to, accept for payment, and pay for, any Shares tendered pursuant to the Offer shall be subject to the satisfaction of each of the conditions set forth in Exhibit A (any of which may be waived by Sub in its sole discretion, except that the Minimum Tender Condition may not be waived) and to the other conditions in this Article II.  The initial expiration date of the Offer shall be the 20th Business Day following the commencement of the Offer (determined using Rule 14d-1(g)(3) of the SEC).  Sub expressly reserves the right to modify the terms of the Offer, except that (i) without the consent of the Company, Sub shall not waive the Minimum Tender Condition (as defined in Exhibit A), and (ii) without the consent of the Company (unless the Company takes any action permitted to be taken pursuant to Section 6.02(b)), Sub shall not (A) reduce the number of Shares subject to the Offer, (B) reduce the Offer Price, (C) modify or add to the conditions set forth in Exhibit A, (D) except as provided below, extend the Offer, (E) change the form of consideration payable in the Offer, or (F) otherwise amend or modify the Offer in any manner adverse to the holders of Company Common Stock.  Notwithstanding the foregoing, Sub may, without the consent of the Company, extend the Offer for successive extension periods (ending on or before the Outside Date) in increments not exceeding twenty (20) Business Days each: (x) if at the scheduled expiration date of the Offer any of the conditions to Sub’s obligation to purchase Shares are not satisfied, until such time as such conditions are satisfied or waived; (y) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or the Nasdaq National Market applicable to the Offer; and (z) in order to provide sufficient time to respond to any matter hereafter arising and required to be disclosed to Parent pursuant to Section 6.02(c)(i) or (ii). In addition, if, at the otherwise scheduled expiration date of the Offer, any condition to the Offer is not satisfied, Sub shall, and Parent shall cause Sub to, extend the Offer at the request of the Company for not less than twenty

(20) Business Days.  In addition, Sub may and, if requested by the Company, Sub shall, extend the Offer after the acceptance of Shares thereunder for a further period of time not less than ten (10) Business Days by means of a subsequent offering period under Rule 14d-11 under the Exchange Act.  On the terms and subject to the conditions of the Offer and this Agreement, Sub shall pay for all Shares validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer and, during any extension of the Offer pursuant to a subsequent offering period under Rule 14d-11 under the Exchange Act, as soon as practicable after Shares are validly tendered.  Sub may, at any time, transfer or assign to one or more Subsidiaries of Parent the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment shall not relieve Sub or Parent of its respective obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment.

(b)           On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”) and to cause such Offer Documents to be disseminated to holders of the Shares in accordance with applicable federal securities laws.  The Offer Documents shall contain all information which is required to be included therein in accordance with the applicable provisions of the Exchange Act, the Securities Act, and the rules and regulations promulgated thereunder and other Applicable Law.  Parent shall deliver copies of the proposed forms of the Offer Documents to the Company within a reasonable time prior to the commencement of the Offer for review and comment by the Company and its counsel.  Each of Parent, Sub and the Company agree to use commercially reasonable efforts to respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer, and to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and to be disseminated to the Company’s stockholders, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents (including any amendment thereto) prior to the filing thereof with the SEC. Parent and Sub shall provide the Company and its counsel in writing with any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

(c)           Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to purchase any shares of Company Common Stock that Sub becomes obligated to purchase pursuant to the Offer.

Section 2.02           Company Actions.

(a)           The Company hereby approves of and consents to each of the Transactions and, subject to Section 6.02, the inclusion in the Offer Documents of the recommendations of the Company Board described in Section 4.04(b).

(b)           On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC the Schedule 14D-9 which shall, subject to Section 6.02, contain the recommendations described in Section 4.04(b) and shall mail the Schedule 14D-9 together with the Offer Documents as required by applicable federal securities law to the holders of Shares.  The Schedule 14D-9 will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder.  The Company shall deliver copies of the proposed form of the Schedule 14D-9 to Parent within a reasonable time prior to the filing thereof with the SEC for review and comment by Parent and its counsel.  Each of the Company, Parent and Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company’s stockholders, in each case as and to the extent required by applicable federal securities laws.  The Company shall provide Parent and its counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

(c)           In connection with the Offer, the Company shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of all record holders of Shares, each as of a recent date and of those Persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, mailing labels, security position listings, computer files and all other information in the Company’s possession or control regarding the record holders and beneficial owners of Shares, and shall furnish to Sub such information and assistance (including updated lists of stockholders, mailing labels, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company’s stockholders.  Subject to the requirements of Applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Sub shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Transactions and, if this Agreement shall be terminated, shall deliver to the Company or destroy all copies of such information then in their possession.

Section 2.03           Board of Directors; Section 14(f).

(a)           If requested by Parent, upon the acceptance for payment of the Shares to be purchased pursuant to the Offer, Parent shall be entitled to designate such number of directors on the Company Board (and on each committee of the Company Board and on the board of directors of each Company Subsidiary as designated by Parent) as will give Parent representation on the Company Board (or such committee or Company Subsidiary board of directors) equal to at least that number of directors, rounded up to the next whole number, which is the product of (i) the total number of directors on the Company Board (or such committee or Company Subsidiary board of directors) giving effect to the directors appointed or elected pursuant to this sentence multiplied by (ii) the percentage that (A) such number of shares of Company Common Stock so accepted for payment and paid for by Sub plus the number of shares of Company Common Stock otherwise owned by Parent, Sub or any other Subsidiary of Parent bears to (B) the number of shares of Company Common Stock then outstanding, and the Company shall, at such time, cause Parent’s designees who are reasonably acceptable to the Company Board to be so appointed or elected.  The Company shall, subject to requirements of Applicable Law, take all actions necessary to cause the persons designated by Parent to be directors on the Company Board (or a committee of the Company Board or the boards of directors of the Company Subsidiaries as designated by Parent) pursuant to the preceding sentence to be so appointed or elected (whether, at the request of Parent, by means of increasing the size of the Company Board (or such committee or Company Subsidiary board of directors) or seeking the resignation of directors and causing Parent’s designees to be appointed or elected).

(b)           The Company’s obligation to appoint designees of Parent and/or Sub to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.  The Company shall promptly take all actions required pursuant to Section 14(f) and Rule l4f-1 in order to fulfill its obligations under this Section 2.03, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to enable Parent’s designees to be elected to the Company Board; provided, that, Parent and Sub have supplied to the Company any information with respect to any of them and their nominees, officers, directors and Affiliates required by Section 14(f) and Rule 14f-1.

(c)           Following the election or appointment of Parent’s designees pursuant to this Section 2.03 and prior to the Effective Time, neither Parent nor Sub shall enter into any amendment of, or agree to terminate, this Agreement, or agree to extend the time for the performance or waiver of the obligations or other acts of Parent or Sub or waiver of the Company’s rights hereunder, unless such action has been unanimously approved by the members of the Company Board who are members of the Company Board on the date of this Agreement.

Section 2.04           Top-Up Option.

(a)           The Company hereby grants to Sub an irrevocable option (the “Top-Up Option”), exercisable only on or after the Determination Time, to purchase that number of shares of Company Common Stock (the “Top-Up Option Shares”) equal to the lowest number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Sub at the time of such exercise, shall constitute one share more than ninety percent (90%) of the then outstanding shares of Company Common Stock (assuming the issuance of the Top-Up Option Shares), at a price per share equal to the Offer Price; provided, however, that the Top-Up Option shall not be exercisable unless immediately after such exercise Sub would own at least ninety percent (90%) of the then outstanding shares of Company Common Stock (assuming the issuance of the Top-Up Option Shares); and provided, further, that in no event shall the Top-Up Option be exercisable for a number of shares in excess of the Company’s then authorized but unissued shares of Company Common Stock (giving effect to such shares of Company Common Stock reserved for issuance pursuant to outstanding Company Employee Stock Options as though such shares of Company Common Stock were outstanding).

(b)           Sub may exercise the Top-Up Option, in whole but not in part, at any one time after the occurrence of a Top-Up Exercise Event and prior to the Top-Up Termination Date.  The “Top-Up Termination Date” will occur upon the earliest to occur of the following:  (i) the Effective Time; (ii) the termination of this Agreement pursuant to its terms; and (iii) ten (10) Business Days after the occurrence of a Top-Up Exercise Event, if Sub has failed to notify the Company in writing of its intent to exercise the Top-Up Option in accordance with the terms and conditions of this Agreement.

(c)           For purposes of this Agreement, a “Top-Up Exercise Event” shall occur only upon Sub’s acceptance for payment pursuant to the Offer, or acquisition of, that number of shares of Company Common Stock constituting at least eighty percent (80%) of the outstanding Company Common Stock.

(d)           In the event Sub wishes to exercise the Top-Up Option, Sub shall so notify the Company in writing, and shall set forth in such notice (i) the number of shares of Company Common Stock that are expected to be owned by Sub immediately preceding the purchase of the Top-Up Option Shares and (ii) the place and time for the closing of the purchase of the Top-Up Option Shares (the “Top-Up Closing”).  The Company shall, as soon as practicable following receipt of such notice, notify Sub, in writing, of the number of shares of Company Common Stock then outstanding and the number of Top-Up Option Shares.  At the Top-Up Closing, Sub shall pay the Company the aggregate price required to be paid for the Top-Up Option Shares and the Company shall cause to be issued to Sub a certificate representing the Top-Up Option Shares.

(e)           The obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the following conditions:  (i) any applicable waiting period under the HSR Act and regulations analogous to the HSR Act existing in foreign jurisdictions relating to the issuance of the Top-Up Option Shares will have expired or been terminated; (ii) no provision of any Applicable Law or regulation and no Order or decree shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of any such exercise; and (iii) either (A) delivery of the Top-Up Option Shares would not require the approval of the Company’s stockholders pursuant to the rules and regulations of The Nasdaq Stock Market or (B) Sub shall have notified the Company in writing that it intends to cause the Effective Time to occur no later than one (1) Business Day after the Top-Up Closing.

(f)            Parent and Sub understand that the shares of Company Common Stock that Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public transaction.  Sub is, or will be upon the purchase of the Top-Up Option Shares, an Accredited Investor, as defined in Rule 501 of Regulation D promulgated under the Securities Act.  Sub agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Sub for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act.

(g)           Certificates evidencing the Top-Up Option Shares delivered hereunder may, at the Company’s election, contain the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 OR ANY EXEMPTION THEREFROM.

Section 2.05           The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Sub shall be merged with and into the Company at the Effective Time.  At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).  At the election of Parent, any wholly owned direct or indirect Subsidiary of Parent may be substituted for Sub as a constituent corporation in the Merger.  In such event, the parties shall execute an appropriate amendment to this Agreement in order to reflect the foregoing.

Section 2.06           Closing.  The Closing shall take place at the offices of Mayer, Brown, Rowe & Maw LLP, 71 South Wacker Drive, Chicago, Illinois 60606 at 10:00 a.m. on the second Business Day following the satisfaction (or, to the extent permitted by Applicable Law, waiver by all parties) of the conditions set forth in Article VIII, or at such other place, time and date as shall be agreed in writing between Parent and the Company.

Section 2.07           Effective Time.  At the Closing, Parent and the Company will cause the Certificate of Merger to be executed and filed with the Office of the Secretary of State of the State of Delaware as provided in Section 251 or 253, as applicable, of the DGCL.  The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Office of the Secretary of State of the State of Delaware in accordance with the DGCL (the “Effective Time”). From and after the Effective Time, the Merger shall have all the effects provided by Section 259 of the DGCL, including the effect that the Surviving Corporation shall possess all of the assets, rights, privileges, powers and franchises and shall be subject to all of the liabilities, restrictions, disabilities and duties of the Company and Sub, all as provided under the DGCL.

Section 2.08           Certificate of Incorporation and By-laws.

(a)           The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law; provided, however, that such certificate of incorporation shall be amended to be in the form attached hereto as Exhibit B.

(b)           The by-laws of Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law.

Section 2.09           Directors.  The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws.

Section 2.10           Officers.  The officers of Sub shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws.

ARTICLE III

EFFECT ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 3.01           Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or any holder of Company Capital Stock or any shares of capital stock of Sub:

(a)           Capital Stock of Sub.  Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b)           Cancellation of Treasury Stock and Parent-Owned Stock.  Each Share that is held by the Company as treasury stock, or owned by the Company, the Company Subsidiaries, Parent Sub, or any other Subsidiary of Parent shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)           Conversion of Shares and Options.

(i)            Subject to Sections 3.01(b) and 3.01(d), each issued and outstanding Share shall be converted into the right to receive the Merger Consideration.

(ii)           Subject to Sections 3.01(b) and 3.01(d), as of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such Certificate in accordance with Section 3.02, without interest.

(iii)          Company Employee Stock Options shall be treated as set forth in Section 7.04.

(d)           Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, Appraisal Shares shall not be converted into the right to receive the Merger Consideration, as provided in Section 3.01(c), but rather the holders of Appraisal Shares shall be entitled to payment of the fair value of such Appraisal Shares in accordance with Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to receive payment of fair value under Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be converted into the right to receive the Merger Consideration, without any interest thereon, as provided in Section 3.01(c).  The Company shall provide prompt notice to Parent of any demands received by the Company for appraisal of any Shares, withdrawals or attempted withdrawals of any such demands and any other documents received in connection with any assertion of rights to payment of fair value under Section 262 of the DGCL, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 3.02           Exchange of Certificates.

(a)           Paying Agent.  Prior to the Effective Time, Parent shall select a bank, trust company or other paying agent to act as the Paying Agent for the payment of the Merger Consideration upon surrender of Certificates.  The Surviving Corporation shall provide to the Paying Agent on a timely basis, as and when needed after the Effective Time, cash necessary to satisfy the amounts due under this Agreement in respect of the Shares converted into the right to receive the Merger Consideration pursuant to Section 3.01(c) (such cash being hereinafter referred to as the “Exchange Fund”).

(b)           Exchange Procedure.  As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate or Certificates, other than holders of Certificates representing Shares referred to in Section 3.01(b), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.  Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, for each Share theretofore represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall (A) pay to the Paying Agent any Stock Transfer Taxes or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate, or (B) establish to the satisfaction of Parent or the Surviving Corporation that such Tax has been paid or is otherwise not applicable.  Until surrendered as contemplated by this Section 3.02, each Certificate (other than Certificates representing Appraisal Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.01(c).  No interest shall be paid or shall accrue on any Merger Consideration payable upon the surrender of any Certificate.

(c)           No Further Ownership Rights in Shares.  The Merger Consideration paid in accordance with the terms of this Article III upon conversion of any Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the stock transfer books of the Company or the Surviving Corporation of Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article III.

(d)           Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Shares six (6) months after the Effective Time shall be delivered to the Surviving Corporation and any holder of Shares who has not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or similar Applicable Law) for payment of its claim for the Merger Consideration.

(e)           No Liability.  None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law.  If any Certificate has not been surrendered prior to the date that is five (5) years after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f)            Investment of Exchange Fund.  The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis.  Any interest and other income resulting from such investments shall be paid to Parent or the Surviving Corporation.

(g)           Withholding Rights.  Parent, Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax law.  To the extent that amounts are so withheld and paid over to the appropriate Tax Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction or withholding was made.

(h)           Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with Section 3.01, provided that the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, indemnify the Surviving Corporation and Parent in a manner satisfactory to Parent (including the posting by such Person of such bond and security as the Surviving Corporation and Parent may reasonably request) against any claim that may be made against the Surviving Corporation and Parent with respect to the Certificate claimed to have been lost, stolen or destroyed.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Sub that, except as set forth in the Filed Company SEC Documents or in the Company Disclosure Letter:

Section 4.01           Organization, Standing and Power.  Each of the Company and the Company Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, other than, in the case of the Company Subsidiaries, for such failures which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, and has full power and authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted, except to the extent that the lack of such Permits, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect.  Each of the Company and the Company Subsidiaries is duly qualified to do business in each jurisdiction (a) listed in Section 4.01 of the Company Disclosure Letter and (b) where the nature of its business or its ownership of its properties make such qualification necessary, except in such jurisdictions where the failure to be so qualified, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect. True and complete copies of the Company Charter, the Company By-laws and the comparable organizational documents (and in each case all amendments thereto) of each of the Company Subsidiaries as in effect immediately prior to the date hereof have been delivered to Parent.  None of the Company or any Company Subsidiary is in violation of any term of its respective certificate of incorporation or by-laws (or other organizational documents).

Section 4.02           Company Subsidiaries; Equity Interests.

(a)           The Company owns directly or indirectly all of the outstanding shares of capital stock of, or other ownership interest in, each of the Company Subsidiaries free and clear of all Liens, other than such Liens which, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect.  Each of the outstanding shares of capital stock of each Company Subsidiary having corporate form is duly authorized, validly issued, fully paid and nonassessable.  The following information for each Company Subsidiary is set forth in Section 4.02(a) of the Company Disclosure Letter: (i) its name and jurisdiction of incorporation or organization and, if such Company Subsidiary is less than wholly owned, (ii) its authorized capital stock or share capital and the name of each stockholder or owner and the number of issued and outstanding shares of capital stock or share capital held by it or the type and amount of any ownership interest.

(b)           Except for its interests in the Company Subsidiaries or as set forth in Section 4.02(a) of the Company Disclosure Letter, none of the Company or any Company Subsidiary (i) owns, has any right to, or is involved in negotiations to, acquire, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person or (ii) has the ability to control (whether through the ownership of voting securities or otherwise) any other Person (any of such interests under clause (i) or (ii) other than the Company Subsidiaries, a “Company Investment”).

Section 4.03           Capital Structure.

(a)           The authorized capital stock of the Company consists of 75,000,000 Shares and 5,000,000 shares of Preferred Stock, par value $.001 per share (the “Company Preferred Stock,” and together with the Company Common Stock, the “Company Capital Stock”).  As of the date hereof, (a) 12,212,872 Shares, and no shares of Company Preferred Stock, were issued and outstanding, (b) 22,164 Shares were subject to issuance pursuant to a deferred stock plan, (c) 630,211 Shares, and no shares of Company Preferred Stock, were held by the Company in its treasury, (d) 5,830,842 Shares were reserved for issuance pursuant to the Company Option Plans (of which 958,428 Shares were subject to outstanding Company Employee Stock Options, 908,181 Shares of which were subject to outstanding Company Employee Stock Options having an exercise price less than the Offer Price (“In-the-Money Options”)), and (e) the weighted average exercise price of all such In-the-Money Options was $8.13 per Share.

(b)           Section 4.03(b) of the Company Disclosure Letter sets forth a full list of all outstanding Company Employee Stock Options, including in each case the name of the Person to whom such options have been granted, the number of shares subject to each option, the per share exercise price for each option, the vesting schedule for each option and whether such option automatically terminates in the event of a change in control of the Company.  Except as set forth above, as of the date hereof, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding.

(c)           Except as set forth in Section 4.03(c) of the Company Disclosure Letter, all outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company By-laws or any Contract to which the Company is a party or otherwise bound.  Except as set forth in Section 4.03(c) of the Company Disclosure Letter, there are no Company Voting Debts or Company SARs issued or outstanding.  Except as set forth above, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Company Subsidiary or any Company Voting Debt, (ii) obligating the Company or any of the Company Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Company Capital Stock.  Except as set forth in Section 4.03(c) of Company Disclosure Letter, there are no (A) outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary, or (B) voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting or transfer of capital stock of the Company or any of the Company Subsidiaries.  Except for the Tender Agreement, to the Knowledge of the Company, there are no irrevocable proxies and no voting Contracts (or Contracts to execute a written consent or a proxy) with respect to any shares of Company Capital Stock or any other voting securities of the Company.

(d)           No participant in the ESPP has any accumulated contributions with respect to the ESPP, and there will be no issuance of Shares under the ESPP.  No Shares have been acquired through the ESPP.

Section 4.04           Authorization; Validity of Agreement; Necessary Action.

(a)           The Company has full corporate power and authority to execute and deliver this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of it pursuant to or in connection with or as contemplated by the Transaction Agreements and to consummate the Transactions.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions (other than the Company Stockholder Approval in the case of the Merger) have been duly authorized by all necessary corporate action on the part of the Company, and except for the Company Stockholder Approval in the case of the Merger (if required), no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation of the Transactions.  This Agreement has been duly and validly executed and delivered by the Company and constitutes (assuming the due authorization, execution and delivery by Parent and Sub, as applicable), a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

(b)           The Company Board, at a meeting duly called and held prior to execution of this Agreement, unanimously adopted resolutions (i) approving, adopting and declaring advisable this Agreement, the Merger and the other Transactions, (ii) determining that the terms of the Offer, the Merger and the other Transactions are fair to and in the best interests of the Company and its stockholders, (iii) recommending that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer and (iv) recommending that the Company’s stockholders approve and adopt this Agreement.  Subject to the truth, accuracy and completeness of Parent’s representation in Section 5.07, the actions set forth in such resolutions are sufficient to render inapplicable to Parent and Sub and this Agreement and the other Transaction Agreements, the Offer, the Merger and the other Transactions the restrictions on “business combinations” set forth in Section 203 of the DGCL.  The Company has been advised by each of its directors and executive officers that each such Person intends to tender all Shares owned by such Person pursuant to the Offer, except to the extent of any restrictions created by Section 16(b) of the Exchange Act.

(c)           The only vote of holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the Merger is the approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”).  No vote or approval of any holder of Company Capital Stock is necessary to approve any Transaction Agreement other than this Agreement or to consummate the Offer or any Transaction other than the Merger.

Section 4.05           No Conflicts; Consents.

(a)           Except as set forth in Section 4.05(a) of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement does not, and the consummation of the Offer, the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or to loss of a material benefit under, or impose any penalty or fine under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company Subsidiaries under, any provision of (i) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any Material Contract, (iii) any other Contract to which the Company or any Company Subsidiary is a party or by which any of their respective material properties or assets is bound or (iv) subject to the filings and other matters referred to in Section 4.05(b), any provision of any Order or Applicable Law applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii), (iii) or (iv) above, any such items that, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect.

(b)           Except as set forth in Section 4.05(b) of the Company Disclosure Letter, no Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act and any applicable laws, regulations or statutes relating to the regulation of monopolies or competition in any foreign jurisdiction (“Foreign Competition Laws”), (ii) the filing with the SEC of (A) the Schedule 14D-9, (B) the Proxy Statement, if Company Stockholder Approval is required by Applicable Law, and (C) such reports under Section 13 of the Exchange Act, as may be required in connection with this Agreement and the Tender Agreement, the Offer, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) such filings as may be required in connection with the Taxes described in Section 7.08, and (v) such other items as are set forth in Section 4.05(b) of the Company Disclosure Letter.  For purposes of this Section 4.05(b) and any other relevant representations and warranties of the Company, the representations and warranties are made based upon the assumption that the Company shall be the Surviving Corporation.

Section 4.06           SEC Documents; Financial Statements; Undisclosed Liabilities.

(a)           Except as set forth in Section 4.06 of the Company Disclosure Letter, the Company has timely filed with the SEC all Company SEC Documents.  As of its respective filing date, each Company SEC Document, including any financial statements or schedules included therein, complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Filed Company SEC Document has been revised or superseded by a later-filed Filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the Company Subsidiaries is required to file any reports with the SEC.

(b)           The principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated thereunder by the SEC, and the statements contained in all such certifications were as of the respective dates made, complete and correct except for such failures to be complete and correct as have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.  Neither the Company nor any of its officers has received notice from the SEC or the Nasdaq National Market questioning or challenging the accuracy, completeness, content, form or manner of filing or submission of such certifications.  The Company is, and through the Closing Date will be, otherwise in material compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the Nasdaq National Market.

(c)           The Financial Statements complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(d)           None of the Company or any of the Company Subsidiaries have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, due or to become due, known or unknown, and whether or not required to be disclosed on a balance sheet prepared in accordance with GAAP, except liabilities (i) stated or adequately reserved against in the Financial Statements of the Company included in the Filed Company SEC Documents or disclosed in Section 4.06(d) of the Company Disclosure Letter, or (ii) incurred in the ordinary and usual course of business since December 31, 2005, that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.07           Information Supplied.  The information supplied or to be supplied in writing by the Company for inclusion or incorporation by reference in (a) the Offer Documents or the Schedule 14D-9 will not, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (b) the Proxy Statement will not, at the date it is first mailed to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Schedule 14D-9 and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference therein.

Section 4.08           Absence of Certain Changes or Events.  Except as disclosed in the Filed Company SEC Documents or in Section 4.08 of the Company Disclosure Letter, from the date of the most recent audited financial statements included in the Filed Company SEC Documents to the date of this Agreement, the Company has conducted its business only in the ordinary and usual course of business, and during such period none of the Company or the Company Subsidiaries has:

(a)           experienced or been affected by any event, change, effect or development that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect; or

(b)           taken any action that, if taken during the period from the date of this Agreement through the Closing Date, would constitute a breach of any of clauses (i), (ii), (iv), (v), (vi)¸ (x)(B) or (x)(C) of Section 6.01(a), other than actions in connection with entering into this Agreement.

Section 4.09           Taxes.

(a)           Each of the Company and the Company Subsidiaries has filed all material Tax Returns required to be filed through the date hereof, and has paid or caused to be paid all material Taxes shown on any Tax Return, except Taxes which have not yet accrued or otherwise become due, for which adequate provision has been made in the pertinent Financial Statements referred to in Section 4.06 hereof.  All such Tax Returns were correct and complete in all material respects.  The provisions for Taxes on the Financial Statements and on the latest balance sheet included in Section 4.06 of the Company Disclosure Letter reflect an adequate accrual under GAAP for all accrued and unpaid Taxes of the Company and each of the Company Subsidiaries for all Tax Periods or portions thereof ending on the date of such Financial Statements or latest balance sheet.  All material Taxes and other assessments and levies which the Company or any of the Company Subsidiaries is required to withhold or collect prior to the date hereof have been withheld and collected and have been or will be paid over to the proper Governmental Entities in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.  Except as set forth in Section 4.09(a) of the Company Disclosure Letter, there is no pending dispute or claim concerning any Tax liability of the Company or any of the Company Subsidiaries either (i) claimed or raised in writing by any Tax Authority or (ii) as to which the Company has Knowledge based upon personal contact with any agent of or other Person acting on behalf of or for such Tax Authority.  Except as set forth in Section 4.09(a) of the Company Disclosure Letter, none of the Company or any of the Company Subsidiaries has received written notice of any audit of any Tax Return filed by such Person.  Except as set forth in Section 4.09(a) of the Company Disclosure Letter, none of the Company or any of the Company Subsidiaries has received written notice of any claim made by any Tax Authority in a jurisdiction where the Company or the Company Subsidiaries do not file Tax Returns that the Company or any Company Subsidiary is or may be subject to taxation by that jurisdiction.  There are no Liens recorded or asserted on any of the assets or properties of the Company or any of the Company Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)           The Company has made available to Parent correct and complete copies of all material Tax Returns, examination reports, statements of deficiencies assessed against or agreed to by the Company or any Company Subsidiary filed or received since December 31, 2002.

(c)           None of the Company or any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.  None of the Company or any Company Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return.

(d)           None of the Company or any Company Subsidiary has filed a consent under Section 341(f) of the Code concerning collapsible corporations or agreed to have Section 341(f)(2) of the Code apply.  None of the Company or any Company Subsidiary has made any payments, is obligated to make any payments, or is party to any agreement that under any circumstances could obligate it to make any payments that will not be deductible under Section 280G or Section 162(m) of the Code.  None of the Company or any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  Each of the Company and the Company Subsidiaries has disclosed on its respective federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.  None of the Company or any Company Subsidiary is a party to any Tax allocation or sharing agreement.  Except as set forth in Section 4.09(b) of the Company Disclosure Letter, none of the Company or any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company or a Company Subsidiary) or (ii) has any liability for the Taxes of any Person under Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract, agreement or otherwise.  None of the Company or any of the Company Subsidiaries is or will be required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company or any Company Subsidiary (nor does the Company have any Knowledge that the Internal Revenue Service has proposed any such adjustment or change of accounting method).  There are no requests for rulings or determinations in respect of any Tax or Tax matter pending between the Company or any Company Subsidiary and any Tax Authority.

(e)           Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (in each case, within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355(e) of the Code (i) in the two years preceding the date hereof or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(f)            Neither the Company nor any Company Subsidiary has engaged in a transaction that would be reportable by or with respect to the Company or any of its Subsidiaries pursuant to Sections 6011, 6111, or 6112 of the Code.  Neither the Company nor any of its Subsidiaries has entered into any transactions that required or will require the filing of Internal Revenue Service Form 8886.

Section 4.10           Benefit Plans; ERISA Compliance; Excess Parachute Payments.

(a)           Section 4.10(a) of the Company Disclosure Letter contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, including multiemployer plans within the meaning of ERISA Section 3(37)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, unemployment compensation, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of any Transaction, including the Offer or the Merger or otherwise), whether or not terminated, whether formal or informal, oral or written, tax-qualified or non-tax-qualified, under which any U.S. or non-U.S. employee, former employee, consultant, former consultant, director or former director of the Company or any Company Subsidiary has any present or future right to benefits or under which the Company or any Company Subsidiary has any present or future liability or potential liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans”.

(b)           With respect to each Company Plan, the Company has delivered to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) all documents pursuant to which such Company Plan is maintained, administered and funded, including (A) the plan documents (including all amendments thereto), (B) each related trust agreement or other funding instrument, (C) each summary plan description, summary of material modification, and other written communication (or a description of any oral communications); (ii) the most recent determination or opinion letter, if applicable; (iii) for the three (3) most recent years, if applicable (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports, (D) attorney’s response to an auditor’s request for information and (E) all correspondence with Governmental Entities with respect to benefit plan audits, alleged noncompliance, assessment or threatened assessment of penalties or taxes, non-routine inquiries and similar matters with respect to benefit plans; and (iv) in the case of each Company Plan that is a stock option, stock award or other equity-based plan, each award agreement.

(c)           None of the Company, any Company Subsidiary, or any of its or their ERISA Affiliates has any liability or reasonable expectation of liability with respect to any employee benefit plan that is (i) a defined benefit plan (within the meaning of Section 3(35) of ERISA) or otherwise subject to Title IV of ERISA or to the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code; (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA); or (iii) except for any Company Plan sponsored by Administaff Inc. (“Administaff”), a plan of the type contemplated by Section 413(c) of the Code and Treasury regulations promulgated thereunder.

(d)           (i)  Each Company Plan has been established and complies and has been administered in form and operation in accordance with its terms, and in material compliance with the applicable provisions of ERISA, the Code and other Applicable Laws; (ii) each Company Plan which is intended to be qualified within the meaning of Code Section 401(a) is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred (and solely with respect to any Company Plan sponsored by Administaff, to the Knowledge of the Company, nothing has occurred), whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists (and solely with respect to any Company Plan sponsored by Administaff, to the Knowledge of the Company, no event has occurred and no condition exists) that could reasonably be expected to subject the Company or any of the Company Subsidiaries or any of their respective ERISA Affiliates, to any tax, fine, Lien, penalty or other liability imposed by ERISA or the Code, including but not limited to Title IV of ERISA; (iv) neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any other person has engaged in a non-exempt “prohibited transaction” (as such term is defined in ERISA Section 406 and Code Section 4975) with respect to any Company Plan; (v) no Company Plan provides retiree welfare benefits and none of the Company or any Company Subsidiary has any obligations to provide any retiree welfare benefits except, in either case, to the extent required by Section 4980B of the Code; (vi) for each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; and (vii) all contributions or other amounts required to be paid by the Company or its Subsidiaries as of the Closing Date with respect to each Company Plan in respect of current or former plan years have been paid in accordance with the terms of such plan and Applicable Law or accrued in accordance with GAAP (as applicable).  With respect to each Company Plan that covers employees or contractors outside the United States, (A) the fair market value of the assets of each funded Company Plan, the liability of each insurer for any Company Plan funded through insurance or the reserve shown on the consolidated financial statements of the Company for any unfunded Company Plan, together with any accrued contributions, is sufficient to provide for the projected benefit obligations, as of the Closing Date, with respect to all current and former participants in such plan based on reasonable, country-specific actuarial assumptions and valuations and no transaction contemplated by this Agreement shall cause such assets or insurance obligations or book  reserve to be less than such projected benefit obligations and (B) each such Company Plan that is required to be registered has been registered and has been maintained in good standing with the appropriate regulatory authorities.

(e)           With respect to each Company Plan and, solely with respect to the Company employees participating in a Company Plan sponsored by Administaff, (i) no Proceedings (other than routine claims for benefits in the ordinary and usual course of business) are pending or threatened in writing and (ii) to the Knowledge of the Company, no facts or circumstances exist that could give rise to any such Proceedings.

(f)            No Company Plan exists that could result in the payment to any present or former employee of the Company or any Company Subsidiary of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of the Company or any Company Subsidiary as a result of the Transactions, including the Offer and the Merger, whether or not such payment would constitute a parachute payment within the meaning of Code Section 280G.  No Company Plan exists that could give rise to the payment of any amount that would not be deductible by the Company or the Company Subsidiaries under Section 162(m) of the Code.

(g)           There has been no act or omission by the Company or any Company Subsidiary that would impair the ability of the Company or any Company Subsidiary (or any successor thereto) to unilaterally amend or terminate any Company Plan (to the extent the Company has the authority or ability to unilaterally amend or terminate any Company Plan).  The Company (or a Company Subsidiary, as applicable) has the authority or ability to unilaterally amend or terminate each Company Plan, other than the Company Plans sponsored by Administaff.

(h)           Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in conjunction with any other event) (i) increase any amounts or benefits otherwise payable or due to any such Person under any Company Plan or otherwise, or (ii) result in any acceleration of the time of payment or vesting of, or any requirement to fund or secure, any such amounts or benefits (including any Company Plan under which stock options have been granted) or result in any breach of or default under any Company Plan.

Section 4.11           Litigation.  Except as set forth in Section 4.11 of the Company Disclosure Letter, there are (a) no continuing Orders, to which the Company or any Company Subsidiary is a party or by which any of their respective material properties or assets are bound or, to the Knowledge of the Company, to which any of their respective directors, officers or employees, in such capacities, is a party or by which any of their respective properties or assets are bound, and (b) no Proceedings for which service of process has been made pending against the Company or any Company Subsidiary or any of their respective assets or, to the Knowledge of the Company, against any of their respective directors, officers or employees, in such capacities or, to the Knowledge of the Company, otherwise pending or threatened against the Company, any Company Subsidiary or any of their respective assets, or any of their respective directors, officers or employees, at law or in equity, or before or by any Governmental Entity.  There are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary which may call into question the validity or hinder the enforceability or performance of this Agreement or any of the Transaction Agreements.

Section 4.12           Compliance with Applicable Laws.

(a)           The business of the Company and each Company Subsidiary has been since January 1, 2002, and is, conducted in compliance in all material respects with all Applicable Laws and Orders, including ERISA, all Environmental, Health and Safety Laws, all Applicable

Laws and Orders relating to antitrust or trade regulation, employment practices and procedures and the health and safety of employees, except for instances of noncompliance that, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect.  Except as set forth in Section 4.12(a) of the Company Disclosure Letter, none of the Company or any of the Company Subsidiaries has, since January 1, 2002, been subject to any Order with respect to any of the foregoing or received any notice, demand letter, federal or state administrative inquiry, or formal complaint or claim with respect to any of the foregoing or the enforcement of any of the foregoing, except for instances which, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect, nor has the Company or any Company Subsidiary been the subject of any criminal Proceedings or convicted of any felony or misdemeanor.  In particular, and without limiting the foregoing, none of the Company, the Company Subsidiaries, or any director, officer, agent, employee or other Person associated with or acting on behalf of the Company or the Company Subsidiaries has, directly or indirectly, (i) used any corporate funds of the Company or any Company Subsidiary for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; (ii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (iii) established or maintained any unlawful or unrecorded fund of corporate moneys or other assets or properties of the Company or any Company Subsidiary; made any false or fictitious entry on the book or records of the Company or any Company Subsidiary; made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment; or (v) made any bribe, kickback or other payment of a similar or comparable nature, whether lawful or not, to any Person, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained.  The Company and each Company Subsidiary has adequate financial controls which would reasonably be expected to prevent such improper or unlawful contributions, payments, gifts, entertainment or expenditures.

(b)           As of the date hereof, the Company and the Company Subsidiaries employ the number of full-time and part-time employees as are indicated in Section 4.12(b) of the Company Disclosure Letter.  Except as set forth in Section 4.12(b) of the Company Disclosure Letter: (i) none of the Company or any of the Company Subsidiaries is delinquent in any material respect in payments to any of its employees for any wages, salaries, commissions, fees, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees; (ii) there are no charges of employment discrimination, retaliation, or unfair labor practices or strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations pending or, to the Knowledge of the Company, threatened against or involving the Company or any Company Subsidiary; and (iii) there are no claims or charges relating to or alleging material violations of any Applicable Laws, including laws relating to discrimination, harassment, health and safety, family leave, wage payments or hours of work existing, pending or, to the Knowledge of the Company, threatened against any of the Company or the Company Subsidiaries.

Section 4.13           Contracts; Debt Instruments.

(a)           Except as disclosed in Section 4.13(a) of the Company Disclosure Letter, there are no Material Contracts relating to the business of the Company or any of the Company Subsidiaries.  None of the Company or any of the Company Subsidiaries is in violation of or in default under any Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that have not and could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.  Each Material Contract is in full force and effect, and is a legal, valid and binding obligation of the Company or a Company Subsidiary and, to the Knowledge of the Company, each of the other parties thereto, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity.  To the Knowledge of the Company, no condition exists or event has occurred which (whether with or without notice or lapse of time or both) would constitute a default by the Company or a Company Subsidiary or any other party thereto under any Material Contract or result (other than due to consummation of the Offer or the Merger) in a right of termination of any Material Contract.  The Company has heretofore made available to the Parent copies of all Material Contracts, which copies are true and complete in all material respects.

(b)           Set forth in Section 4.13(b) of the Company Disclosure Letter is a list of (i) all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of the Company or any of the Company Subsidiaries in an aggregate principal amount in excess of $100,000 is outstanding or may be incurred, and (ii) the respective principal amounts outstanding thereunder as of the date hereof.

(c)           Except as set forth in Section 4.13(c) of the Company Disclosure Letter, none of the Company or any of the Company Subsidiaries is subject to the terms of any non-competition, exclusivity, right of first refusal, option or other similar agreement (including any area restrictions) which (i) may restrict the conduct or operations or future conduct or operations of the business of the Company or any of the Company Subsidiaries or the use of the Intellectual Property Rights owned by the Company or any Company Subsidiary and used by the Company or any Company Subsidiary in the ordinary and usual course of business, or (ii) after giving effect to the Transactions, would purport to restrict the conduct or operations of the business of Parent or Sub or any of their respective Affiliates, as such business is conducted or operated as of the date hereof.

Section 4.14           Guarantees.  Except as otherwise noted in Section 4.14 of the Company Disclosure Letter, none of the material obligations or liabilities of the Company or any of the Company Subsidiaries is guaranteed by any Person.  Section 4.14 of the Company Disclosure Letter sets forth a correct and complete list of all guarantees by, or other contingent obligations of, the Company or any Company Subsidiary showing the parties and amounts involved and the expiration dates thereof.

Section 4.15           Intellectual Property.

(a)           Section 4.15(a)(i) of the Company Disclosure Letter sets forth a complete and accurate list of all material patents, patent applications, registrations and applications for registration of trademarks, service marks, copyrights and domain names owned by the Company or the Company Subsidiaries.  The Company or the Company Subsidiaries are the sole and exclusive owners of the Intellectual Property Rights listed in Section 4.15(a)(i) of the Company Disclosure Letter free and clear of any Lien other than Permitted Liens and except as set forth in Section 4.15(a)(ii) of the Company Disclosure Letter, all such registrations and applications for registration of such Intellectual Property Rights are recorded in the name of the Company or the Company Subsidiaries and all such Intellectual Property Rights are fully transferable.  To the Knowledge of the Company, except as set forth in Section 4.15(a)(iii) of the Company Disclosure Letter, all registered trademarks, service marks, domain name registrations, copyrights and issued patents listed in Section 4.15(a)(i) of the Company Disclosure Letter are active and subsisting, all necessary registration, maintenance and renewal fees have been paid and all required documentation has been filed as required to maintain the Intellectual Property Rights.

(b)           Except as set forth in Section 4.15(b) of the Company Disclosure Letter: (i) to the Knowledge of the Company, the use of the Intellectual Property Rights as currently used by the Company or any Company Subsidiary does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property Rights of any other Person; (ii) no Proceedings with respect to any Intellectual Property Rights owned or used by the Company or any Company Subsidiary have been instituted or asserted against the Company or any Company Subsidiary and neither the Company nor a Company Subsidiary has received a written notice within the past six (6) years: (A) to the effect that the manufacture, sale, licensing or use or import or export of any of the products or services of the Company or any Company Subsidiary as now manufactured, sold or licensed or used or imported or exported or proposed for manufacture, use, sale or licensing or import or export by the Company or any Company Subsidiary infringes, misappropriates, dilutes or otherwise violates any Intellectual Property Rights of another Person, (B) that the use by the Company or any Company Subsidiary of any Intellectual Property Rights infringes, misappropriates, dilutes or otherwise violates the rights of another Person or (C) challenging the ownership by the Company or any Company Subsidiary to the Intellectual Property Rights or the validity or enforceability of any of Intellectual Property Rights owned or used by the Company or any Company Subsidiary.

(c)           Except as set forth in Section 4.15(c) of the Company Disclosure Letter, the Company or the Company Subsidiaries own, or are validly licensed or otherwise have the enforceable right to use, all Intellectual Property Rights that are currently used by the Company and the Company Subsidiaries.

(d)           Except as set forth in Section 4.15(d) of the Company Disclosure Letter, to the Knowledge of the Company, there is no unauthorized use, infringement, misappropriation, dilution or other violation of any of the Intellectual Property Rights owned or used by the Company or any Company Subsidiary by any Person, including any employee or former employee of the Company or any Company Subsidiary.

(e)           No Intellectual Property Rights owned or used by the Company or any Company Subsidiary or product of the Company or any Company Subsidiary is subject to any outstanding Order restricting in any manner the use of or licensing thereof by the Company or any Company Subsidiary.

(f)            Except as disclosed in Section 4.15(f) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has permitted or licensed any Person to use any Intellectual Property Right, except for those which only license the use of the Intellectual Property Right.  All licenses referred to in Section 4.15(f) of the Company Disclosure Letter are in full force and effect and neither Company or any Company Subsidiary nor, to the Knowledge of the Company, the other party, is in default in any material respect of its obligations thereunder.

(g)           Section 4.15(g) of the Company Disclosure Letter sets forth an accurate and complete list of all licenses, other than “off the shelf” commercially available software programs purchased or licensed for less than $250,000 in the aggregate, pursuant to which the Company or a Company Subsidiary licenses from any Person Intellectual Property Rights which are material to and used in the conduct of the business of the Company and its Subsidiaries.

(h)           All employees of the Company and any Company Subsidiary have entered into valid and binding written agreements with the Company or Company Subsidiary sufficient to vest title in the Company or Company Subsidiary of all technology and inventions, including all accompanying Intellectual Property Rights created by such employee in the scope of his or her employment with the Company or Company Subsidiary.

(i)            The Company and each Company Subsidiary during its tenure as a Company Subsidiary have taken commercially reasonable steps to protect the Company’s rights in confidential information and trade secrets, including confidential information or trade secrets provided by any other Person to the Company or Company Subsidiary that the Company or Company Subsidiary is obligated to keep confidential.  Without limiting the foregoing, the Company and each Company Subsidiary has, and enforces, a policy requiring each employee, vendor, consultant, and contractor, in each case, which are provided access to confidential information, to execute a confidentiality agreement.

Section 4.16           Affiliate Transactions.  Except as set forth in Section 4.16 of the Company Disclosure Letter or as disclosed in the Filed Company SEC Documents, there are no loans, leases or other continuing transactions between the Company or any Company Subsidiary and any present or former stockholder, director or officer thereof or any member of such officer’s, director’s or stockholder’s family, or any Person controlled by such executive officer, director or stockholder or his or her family, including any transaction that would be disclosable pursuant to Item 404 of SEC Regulation S-K.  To the knowledge of the Company, no director or officer of the Company or any Company Subsidiary nor any of their respective spouses or family members, owns directly or indirectly on an individual or joint basis any interest in, or serves as an officer or director or in another similar capacity of, any supplier or other independent contractor of the Company or any Company Subsidiary, or any organization which has a Contract or arrangement with the Company or any Company Subsidiary.  Except as disclosed in Section 4.16 of the Company Disclosure Letter, none of the Contracts between the Company or any of its Subsidiaries, on the one hand, and the Principal Company Stockholder or any of the Affiliates thereof, on the other hand, will continue in effect subsequent to the Closing, and all obligations of the Company or any of its Subsidiaries thereunder will have been satisfied.

Section 4.17           Real and Personal Property.

(a)           Neither the Company nor any of the Company Subsidiaries owns any real property.  All of the real property leased by the Company or any of the Company Subsidiaries is identified in Section 4.17(a) of the Company Disclosure Letter (the “Company Leased Real Property”).  The Company and the Company Subsidiaries have valid leasehold interests in all real properties used or occupied by them except for such as are no longer used or useful in the conduct of its businesses.  None of the Company or any of the Company Subsidiaries has an option to purchase any real property.

(i)            All leases of the Company Leased Real Property are identified in Section 4.17(a)(i) of the Company Disclosure Letter, and true and complete copies thereof have been delivered to Parent.  Each of such leases has been duly authorized and executed by the Company or the Company Subsidiary party thereto, is in full force and effect and constitutes the legal, valid and binding obligation of the Company or the Company Subsidiary party thereto, and is enforceable in accordance with its respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity and except as has not had and would not reasonably be expected to have a Company Material Adverse Effect.  The Company or the Company Subsidiary party thereto has not received notice of any default under any of said leases, nor, to the Knowledge of the Company, has any event occurred which, with notice or the passage of time, or both, would give rise to such a default, other than such default as has not had and would not reasonably be expected to have a Company Material Adverse Effect.  To the Knowledge of the Company, the other party to each of said leases is not in default under any of said leases and there is no event which, with notice or the passage of time, or both, would give rise to such a default.

(ii)           Except as set forth in Section 4.17(a)(ii) of the Company Disclosure Letter, all premises constituting a part of the Company Leased Real Property are in good operating condition and repair and there are no material defects in the physical condition, normal wear and tear excepted, of any land, buildings or improvements constituting part of the Company Leased Real Property that would materially impair the usefulness of such Property for its current purposes.

(iii)          None of the Company or any of the Company Subsidiaries has received any notice from any Governmental Entity of any violation of any Applicable Law, Order or Permit issued with respect to any Company Leased Real Property that has not been heretofore corrected and no such violation exists which is reasonably likely to have a Company Material Adverse Effect.  All improvements located on or constituting part of any Company Leased Real Property and the use and operation thereof by the Company or the Company Subsidiaries are in compliance in all material respects with all Applicable Laws or Permits.  None of the Company or any of the Company Subsidiaries has received any notice of any real estate Tax deficiency or assessment and, to the Knowledge of the Company, there is no proposed deficiency, claim or assessment with respect to any of the Company Leased Real Property, or any pending or threatened condemnation thereof.

(iv)          Except as set forth in Section 4.17(a)(iv) of the Company Disclosure Letter, none of the Company or any of the Company Subsidiaries leases or subleases any real or personal property as lessor or sublessor.  All buildings or structures occupied by the Company or any of the Company Subsidiaries are of a general type or nature customarily used for office and commercial purposes in the applicable geographic area.

(b)           Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Financial Statements reflect all of the assets and properties, real and personal, used by the Company and the Company Subsidiaries in their respective businesses or otherwise held by the Company or any of the Company Subsidiaries; and (ii) the Company and the Company Subsidiaries have good and valid title to all assets and properties included in the Financial Statements or thereafter acquired, in each case free and clear of any Lien, except for Liens for Taxes not yet due and payable.

Section 4.18           Insurance.  The physical properties, assets, business, operations, employees, officers and directors of the Company and the Company Subsidiaries are insured to the extent disclosed in Section 4.18 of the Company Disclosure Letter.  Except as set forth in Section 4.18 of the Company Disclosure Letter, there is no claim by the Company or any Company Subsidiary pending under any such policies as to which coverage has been questioned, denied or disputed by the insurer.  Such insurance policies and arrangements are in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof are currently paid, and the Company and the Company Subsidiaries are in compliance with the terms thereof.  Section 4.18 of the Company Disclosure Letter also sets forth a list of insurance policies to which other parties (including Affiliates of the Company) are a party or beneficiary which relate to the properties, assets or operations of the Company or the Company Subsidiaries and the names of such other parties.  No notice of cancellation, termination or reservation of rights has been received by the Company or any Company Subsidiary with respect to any insurance policy described in Section 4.18 of the Company Disclosure Letter.  The Company and the Company Subsidiaries carry insurance in amounts and types of coverage which are adequate and customary in the industry and against risks and losses which are usually insured against by Persons holding or operating similar properties and similar businesses.  Except as set forth in Section 4.18 of the Company Disclosure Letter, no claims have been asserted by the Company or any Company Subsidiary under any of the insurance policies of the Company or the Company Subsidiaries or relating to their properties, assets or operations.  Each such insurance policy shall continue to be in full force and effect following consummation of the Transactions subject to such expirations as may occur pursuant to the terms of such policies.

Section 4.19           Employment Matters.  Except as set forth in Section 4.19 of the Company Disclosure Letter:

(a)           To the Knowledge of the Company, no key employee, officer or group of employees plans to terminate their employment with the Company or any Company Subsidiary as a result of the Transactions or otherwise.  In the last five (5) years, none of the Company or any Company Subsidiary has experienced nor is there pending or, to the Knowledge of the Company, threatened any labor strikes, slowdowns, lockouts, grievances, unfair labor practice charges or complaints, arbitrations or other disputes arising out of any collective bargaining agreement.  To the Knowledge of the Company, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or any Company Subsidiary.

(b)           There are no collective bargaining or other labor union agreements to which the Company or any Company Subsidiary is a party or by which it is bound.

(c)           There are no written personnel policies, rules or procedures applicable to employees of the Company and the Company Subsidiaries.

(d)           None of the Company or any Company Subsidiary is a party to, or otherwise bound by, any consent decree or settlement agreement with, or citation by, any Governmental Entity relating to employees or employment practices.

(e)           In the past five (5) years, (i) none of the Company or any Company Subsidiary has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company’s or any Company Subsidiary’s business, and (iii) none of the Company or any Company Subsidiary has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation.

(f)            None of the Company or any Company Subsidiary has caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the ninety (90) day period prior to the date hereof.

(g)           Except as set forth herein, none of the Company or any Company Subsidiary has made any representation or commitment to, or entered into any formal or informal understanding with, any employee of the Company or any Company Subsidiary with respect to compensation, benefits, or terms of employment to be provided by Parent, the Surviving Corporation or any of the Surviving Corporation’s subsidiaries at or subsequent to the Effective Time.

Section 4.20           Risk Management Instruments.  All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements currently in effect, whether entered into for the Company’s own account, or for the account of any of the Company Subsidiaries or their customers (all of such material arrangements being listed in Section 4.20 of the Company Disclosure Letter), were entered into (i) in accordance with prudent business practices and all Applicable Laws, rules, regulations and regulatory policies in all material respects and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or the Company Subsidiaries, enforceable in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity).  None of the Company or any of the Company Subsidiaries, nor to the Knowledge of the Company, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respects.

Section 4.21           Customers.  Section 4.21 of the Company Disclosure Letter lists, by volume in dollars of purchases, the twenty (20) largest customers of the Company and its Subsidiaries (respectively, “Major Customers”) in each of fiscal years 2004 and 2005 and the first two quarters of 2006.  Except as set forth in Section 4.21(a) of the Company Disclosure Letter, to the Knowledge of the Company, (i) no Person listed in Section 4.21 of the Company Disclosure Letter intends to cancel its relationship with the Company or any Company Subsidiary, and (ii) no Major Customer has received or intends to seek significant price decreases from the Company or any Company Subsidiary.

Section 4.22           Brokers; Fees and Expenses.

(a)           No broker, investment banker, financial advisor or other Person, other than Morgan Stanley & Co. Incorporated (the “Company Broker”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer, the Merger and or any other Transaction based upon arrangements made by or on behalf of the Company.  Section 4.22 of the Company Disclosure Letter contains the Company’s current good faith estimate of the aggregate amount of the fees payable by the Company in connection with the Transactions (assuming the Transaction is consummated substantially on the terms contemplated by this Agreement) including (i) all fees of the Company Broker (including all fees for any opinion prepared by the Company Broker with respect to the Transactions) and (ii) all other fees and expenses incurred and to be incurred by the Company in connection with the Offer, the Merger and the other Transactions (including the fees of the Company’s legal counsel).

(b)           No valid claim against the Company or the Surviving Corporation or, to the Company’s Knowledge, against Parent or Sub exists or will exist for payment of any “topping,” “break-up,” “bust-up” or “termination” fee or any similar compensation or payment arrangement as a result of the Transactions, including the Offer and the Merger except as provided by the Transaction Agreements.

Section 4.23           Opinion of Financial Advisor.  The Company has received the opinion of the Company Broker, that, as of the date of such opinion, the consideration to be received pursuant to the terms of this Agreement by the Company’s stockholders is, in the opinion of such advisor, fair to the Company’s stockholders from a financial point of view.  The Company has been authorized by the Company Broker to permit the inclusion of such fairness opinion in the Schedule 14D-9.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub jointly and severally represent and warrant to the Company as follows:

Section 5.01           Organization, Standing and Power.  Each of Parent and Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and has full power and authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties or assets and to conduct its business as presently conducted, except to the extent that the lack of such Permits, individually or in the aggregate, has not had or would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.02           Sub.  Parent owns beneficially and of record all of the outstanding capital stock of Sub.  Since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of the Transaction Agreements to which it is a party, the performance of its obligations hereunder and thereunder and matters ancillary thereto.

Section 5.03           Financing.  Parent has or has available to it, and will make available to Sub all funds necessary to consummate all the Transactions and pay the related fees and expenses of Parent and Sub.

Section 5.04           Authorization; Validity of Agreement; Necessary Action.  Each of Parent and Sub has full corporate power and authority to execute and deliver each Transaction Agreement to which it is a party and each agreement, document and instrument to be executed and delivered by or on behalf of Parent and/or Sub, as the case may be, pursuant to or in connection with or as contemplated by the Transaction Agreements and to consummate the Transactions.  The Board of Directors of Parent (the “Parent Board”) and the Board of Directors of Sub (the “Sub Board”) have each adopted a resolution approving this Agreement.  The execution, delivery and performance by Parent and Sub of the Transaction Agreements to which either is a party and the consummation of the Transactions have been duly authorized by the Parent Board and the Sub Board and by Parent as the sole stockholder of Sub and no other corporate action on the part of Parent or Sub or any other Person is necessary to authorize the execution and delivery by Parent and Sub of this Agreement, any Transaction Agreement or the consummation of the Transactions.  This Agreement has been duly and validly executed and delivered by Parent and Sub and constitutes (assuming the due authorization, execution and delivery thereof by the Company), a valid and binding obligation of each of Parent and Sub, as the case may be, enforceable against each of them in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

Section 5.05           No Conflicts; Consents.  The execution and delivery by each of Parent and Sub of this Agreement and by Parent of the Tender Agreement does not, and the consummation of the Offer, the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or to loss of a material benefit under, or impose any penalty or fine under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (a) the charter or organizational documents of Parent or any of its Subsidiaries, (b) any material Contract to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or (c) subject to the filings and other matters referred to in the following sentence, any provision of any Order or Applicable Law applicable to Parent or any of its Subsidiaries or their respective material properties or assets, other than, in the case of clauses (b) and (c) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. No Consent of, or registration, declaration or filing with, any

Governmental Entity is required to be obtained or made by or with respect to Parent or Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act and any applicable Foreign Competition Laws, (ii) the filing with the SEC of (A) the Offer Documents and (B) such reports under Sections 13 and 16 of the Exchange Act, as may be required in connection with this Agreement and the Tender Agreement, the Offer, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware, (iv) such filings as may be required in connection with the Taxes described in Section 7.08, and (v) Consents, registrations, declarations or filings required to be made solely by reason of the Company’s participation in the Transactions.

Section 5.06           Information Supplied.  The information supplied or to be supplied in writing by Parent or Sub for inclusion or incorporation by reference in (a) the Offer Documents, the Schedule 14D-9 or the Proxy Statement will not, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (b) the Proxy Statement will not, at the date it is first mailed to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

Section 5.07           Company Common Stock Ownership.  As of the date hereof, none of Parent, Sub or any of their “affiliates” or “associates” (as defined in Section 203 of the DGCL), beneficially own any Company Common Stock.  Neither Parent nor Sub, nor any of their “affiliates” or “associates” (as defined in Section 203 of the DGCL) has been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company at any time within three (3) years prior to the earlier of the date of this Agreement or the Tender Agreement.

Section 5.08           Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer, the Merger and or any other Transaction based upon arrangements made by or on behalf of Parent or Sub.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 6.01           Conduct of Business.

(a)           Conduct of Business by the Company.  Except for matters contemplated by the Transaction Agreements or set forth in the Company Disclosure Letter, from the date of this Agreement to the Effective Time the Company shall, and shall cause each Company Subsidiary to, conduct its business in the ordinary and usual course of business and use its commercially reasonable efforts to preserve intact its current business organization, keep available the services of its officers and employees, maintain its relationships with customers, suppliers, vendors, licensors, licensees, distributors and agents and others having business dealings with them and preserve the goodwill of the Company and the Company Subsidiaries.  In addition, and without limiting the generality of the foregoing, except for matters contemplated by this Agreement and except as set forth in Section 6.01 of the Company Disclosure Letter, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent, such consent not to be unreasonably withheld:

(i)            (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or other assets) in respect of, any of its capital stock, or other equity or voting interests, other than dividends and distributions by a direct or indirect wholly-owned Company Subsidiary to its parent, (B) split, combine or reclassify any of its capital stock, or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or other equity or voting interests, (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities or (D) adopt a plan of complete or partial liquidation (or resolutions providing for or authorizing such liquidation), dissolution, merger, consolidation, restructuring, recapitalization or reorganization of the Company or any Company Subsidiary;

(ii)           authorize for issuance, issue, deliver, sell or grant (A) any shares of its capital stock, (B) any Company Voting Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting securities or convertible or exchangeable securities or (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Company Common Stock upon the exercise of Company Employee Stock Options outstanding on the date of this Agreement and in accordance with their present terms;

(iii)          amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

(iv)          acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person or division thereof or (B) any assets outside the ordinary and usual course of business, in either case, for consideration in excess of $15,000,000 individually or $30,000,000 in the aggregate; provided, that the Company shall consult with Parent in good faith prior to acquiring or agreeing to acquire any business or any Person or division thereof, or any assets outside of the ordinary or usual course of business;

(v)           (A) grant to any present or former employee, officer or director of the Company or any Company Subsidiary any increase in compensation or fringe benefits,

except for increases in salary for employees in the ordinary and usual course of business or to the extent required under employment agreements included in the Filed Company SEC Documents, (B) grant to any present or former employee, officer or director of the Company or any Company Subsidiary any increase in severance or termination benefits or pay, except to the extent required under any agreement in effect as of the date of the most recent audited financial statements included in or described in the Filed Company SEC Documents, (C) other than entering into employment agreements with employees of the Company approved in advance by Parent, enter into or amend any employment, consulting, indemnification, severance or termination agreement with any such present or former employee, officer or director, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company Plan, (E) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary and usual course of business, under any collective bargaining agreement or Company Plan, (F) loan or advance money or other property to any present or former employee, officer or director of the Company or any Company Subsidiary, other than the advancement of travel or other appropriate business expenses in the ordinary and usual course of business in amounts less than $5,000, (G) grant any new, or amend any existing, Company Employee Stock Option or enter into any agreement under which any Company Employee Stock Option would be required to be issued, (H) permit any payroll deductions or otherwise permit any increases in payroll deduction account accumulations under the ESPP, (I) take any action (or fail to take any action) which action (or failure to act) would impair the ability of the Company or any Company Subsidiary (or any successor thereto) to unilaterally amend or terminate any Company Plan, or (J) make any representation or commitment to, or enter into any formal or informal understanding, with any Person with respect to compensation, benefits, or terms of employment to be provided by Parent, the Surviving Corporation or any of the Surviving Corporation’s Subsidiaries at or subsequent to the Effective Time;

(vi)          make any change in accounting methods, principles or practices affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

(vii)         sell, lease, license or otherwise dispose of or permit to become subject to any Lien, other than a Permitted Lien or any Lien in existence as of the date of this Agreement, any properties or assets, tangible or intangible, except sales of inventory and excess or obsolete assets in the ordinary and usual course of business;

(viii)        (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary and usual course of business, (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than to or in the Company or any Company Subsidiary or (C) repurchase or prepay any indebtedness or debt securities of the Company or any Company Subsidiary or of any

third person, other than the reimbursement of the travel or other appropriate business expenses of any of the Company’s or any Company Subsidiaries’ employees, officers or directors in the ordinary and usual course of business in amounts less than $5,000;

(ix)           make or agree to make new capital expenditure, except in the ordinary and usual course of business, as set forth in the capital expenditure budget provided to Parent prior to the date hereof or in excess of $50,000 individually or $150,000 in the aggregate;

(x)            other than in the ordinary and usual course of business, (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), in excess of $50,000 individually or $150,000 in the aggregate, (B) cancel any material indebtedness (individually or in the aggregate) or waive any material claims or rights or (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party;

(xi)           amend any Material Contract or Contract providing for payments or otherwise involving amounts in excess of $100,000 or, except in the ordinary and usual course of business, enter into any Material Contract;

(xii)          fail to maintain all material insurance policies as currently in effect or allow any of such policies to lapse;

(xiii)         outside the ordinary and usual course of business, transfer, license or grant a security interest to any Person or entity or otherwise extend, amend, allow to lapse or go abandoned, modify or encumber any Material Intellectual Property Right;

(xiv)        terminate any officer of the Company or any Company Subsidiary without cause, or terminate any significant number of employees outside of the ordinary and usual course of business; or

(xv)         authorize any of, or commit or agree to take any of, the foregoing actions.

(b)           Other Actions.  The Company shall use commercially reasonable efforts not to, and it shall use commercially reasonable efforts to not permit the Company Subsidiaries to, take any action that would, or that would reasonably be expected to, result in (i) any of the representations and warranties of the Company set forth in any Transaction Agreement becoming untrue or (ii) any condition to the Offer set forth in Exhibit A or any condition to the Merger set forth in Article VIII not being satisfied.  Parent and Sub shall use commercially reasonable efforts not to take any action that would, or that would reasonably be expected to, result in (x) any of the representations and warranties of Parent and Sub set forth in any Transaction Agreement becoming untrue or (y) any condition to the Merger set forth in Article VIII not being satisfied in all material respects.  The foregoing notwithstanding, in no event shall any party hereto be required to waive any condition contained in any Transaction Agreement which condition is for the benefit of such party.

Section 6.02           No Solicitation.

(a)           From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Company shall not (and the Company shall not permit any of the Company Subsidiaries or any of its or their officers or directors to, and shall use commercially reasonable efforts to prevent any of the Company’s or any Company Subsidiaries’ non-officer employees, or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any Company Subsidiary from taking any action to) directly or indirectly (i) solicit, knowingly encourage, engage in discussions or negotiate with any Person that could submit a bona fide offer (whether such discussions or negotiations are initiated by the Company or otherwise) or take any other action intended or designed to facilitate, any inquiry or effort of any Person that could submit a bona fide offer (other than Parent or Sub) relating to any Alternative Acquisition, (ii) provide information with respect to the Company to any Person, other than Parent, relating to a possible Alternative Acquisition by any Person, other than Parent, (iii) enter into an agreement with any Person, other than Parent, providing for a possible Alternative Acquisition or (iv) make or authorize any statement, recommendation or solicitation in support of any possible Alternative Acquisition by any Person, other than by Parent; provided, however, that nothing in the foregoing shall prevent or preclude the Company from issuing press releases, filing required documents with the SEC or holding a quarterly earnings call, in each case in the ordinary and usual course of business.  Notwithstanding the foregoing, if, prior to the acceptance for payment of Shares pursuant to, and subject to the conditions of, the Offer, (A) the Company has received an unsolicited written proposal for an Alternative Acquisition (“Alternative Acquisition Proposal”) that did not result from a breach of the first sentence of this Section 6.02(a) and (B) the Company Board concludes in good faith (after consultation with an independent financial advisor and independent counsel) (1) that such Alternative Acquisition Proposal is or, in the good faith judgment of the Company Board, would reasonably be expected to lead to a Superior Company Proposal (as defined in Section 6.02(e)) and (2) that such actions are necessary in order to comply with the fiduciary obligations of the Company Board under Delaware law, the Company may, subject to providing prior written notice to Parent of its decision to take such action, (x) furnish information with respect to the Company or any Company Subsidiary to the Person making such Alternative Acquisition Proposal and its representatives pursuant to a confidentiality agreement with terms not materially more favorable to the Person making the Alternative Acquisition Proposal than those applicable to Parent under the Confidentiality Agreement (it being understood that such confidentiality agreement shall not prohibit disclosure to Parent of the terms and conditions of such Alternative Acquisition Proposal, including the identity of the Person making such Alternative Acquisition Proposal and any material changes thereto) and (y) participate in discussions and negotiations with such Person and its representatives.  Upon execution of this Agreement, the Company shall, and shall cause its representatives to, cease immediately all discussions and negotiations that may have occurred prior to the date of this Agreement regarding any proposal that constitutes, or would reasonably be expected to lead to, an Alternative Acquisition Proposal.  For purposes of this Section 6.02 and Section 9.02(b)(ii), the term “Person” shall include any “group” as defined in 17 CFR 240.13d-5.

(b)           Neither the Company Board nor any committee thereof authorized by the Company Board in such regard shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by the Company Board or any such committee of this Agreement, the Offer or the Merger, (ii) approve or cause or permit the Company to enter into any letter of intent, agreement in principle, definitive agreement or similar agreement constituting or relating to, or which is intended to or is reasonably likely to lead to, any Alternative Acquisition Proposal, (iii) approve or recommend, or propose to approve or recommend, any Alternative Acquisition Proposal or (iv) agree or resolve to take actions set forth in clauses (i), (ii) or (iii) of this sentence.  Notwithstanding the foregoing, if, during the period prior to the acceptance for payment of Shares pursuant to the Offer, the Company Board receives a Superior Company Proposal that did not result from a breach of the first sentence of Section 6.02(a) and the Company Board determines in good faith, after consultation with independent counsel, that it is necessary to do so in order to comply with its fiduciary obligations under Delaware law, the Company Board may, during such period, in response to such a Superior Company Proposal, withdraw or modify its approval or recommendation of the Offer, the Merger and this Agreement and, in connection therewith, approve or recommend such Superior Company Proposal at any time after the third Business Day following Parent’s receipt of written notice from the Company advising Parent that the Company Board has received a Superior Company Proposal and intends to withdraw or modify its recommendation, identifying the Person making such Superior Company Proposal and specifying the financial and other material terms and conditions of such Superior Company Proposal (it being understood and agreed by the parties that such withdrawal or modification of the Company Board’s recommendation shall not alter the Company Board’s approval of this Agreement, the Tender Agreement and the Transactions (including for purposes of Section 203 of the DGCL)).

(c)           The Company promptly, and in any event within two (2) Business Days, shall advise Parent orally and in writing of any Alternative Acquisition Proposal or any inquiry with respect to or that could lead to any Alternative Acquisition Proposal, the identity of the Person or group making any such Alternative Acquisition Proposal or inquiry and the material terms of any such Alternative Acquisition Proposal or inquiry.  The Company shall (i) keep Parent reasonably informed of the status, including any change to the details, of any such Alternative Acquisition Proposal or inquiry and (ii) provide to Parent as soon as practicable after receipt or delivery thereof (and in any event within two (2) Business Days) with copies of all material correspondence and other written material received by the Company from any Person in connection with any Alternative Acquisition Proposal or inquiry or sent or provided by the Company to any Person in connection with any Alternative Acquisition Proposal or inquiry.

(d)           Nothing contained in this Section 6.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with independent counsel, failure so to disclose could be inconsistent with its obligations under Applicable Law.

(e)           For purposes of this Agreement, “Superior Company Proposal” means any written, bona fide proposal made by a third party to acquire all or substantially all the equity securities or assets of the Company, or other transaction for the acquisition of at least a majority of the equity securities or assets of the Company through a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale or a joint venture, that is on terms that the Company Board determines in its good faith judgment (after consultation with its financial adviser and independent legal counsel) to be more favorable to the holders of the

Shares than the Offer and the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of this Agreement, the Offer and the Merger), and taking into account the form of consideration and the likelihood of consummation in light of all financial, regulatory, legal and other aspects of such proposal (including any antitrust or competition law approvals or non-objections).

(f)            Immediately following a request by Parent, the Company shall request each Person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any material portion thereof to return all confidential information heretofore furnished to such Person by or on behalf of the Company pursuant to such confidentiality agreement.  The Company shall not waive any provision of any such confidentiality agreement or any standstill agreement to which it is a party relating to the potential acquisition of the Company or any material portion thereof without the prior written consent of Parent.

Section 6.03           Certain Tax Matters.  From the date hereof until the Effective Time, the Company will (a) timely file all material Tax Returns (“Post-Signing Returns”) required to be filed by it (after taking into account any applicable extensions), (b) timely pay all material Taxes due and payable with respect to such Post-Signing Returns that are so filed, (c) accrue a liability in its books and records and financial statements in accordance with past practice and GAAP for all material Taxes payable by the Company for which no Post-Signing Return is due prior to the Effective Time, (d) promptly notify Parent of any Proceeding pending against or with respect to the Company in respect of any material Tax where there is a reasonable possibility of a determination or decision which would have a material adverse effect on the Company’s Tax liabilities or Tax attributes and will not settle or compromise any such Proceeding without Parent’s prior written consent, and (e) not make any material Tax election, settle or compromise any material Tax liability or refund or file any amended Tax Return without Parent’s prior written consent.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01           Preparation of Proxy Statement; Stockholders Meeting.

(a)           If the approval of this Agreement by the Company’s stockholders is required by Applicable Law, the Company shall, as soon as practicable following the expiration of the Offer, prepare in accordance with the rules and regulations of the SEC and file with the SEC the Proxy Statement in preliminary form.  Each of the Company and Parent shall furnish all information concerning such person to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement.  Each of the Company and Parent shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the

Proxy Statement.  Prior to filing or mailing any Proxy Statement, or any amendment or supplement thereto, or responding to any comments of the SEC with respect thereto, the Company shall (i) provide Parent an opportunity to review and comment thereon, (ii) include in such document or response all comments reasonably proposed by Parent and (iii) not file or mail such document or response to the SEC prior to receiving the consent of Parent, which shall not be unreasonably withheld.  The Company shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after filing with the SEC.

(b)           If the approval of this Agreement by the Company’s stockholders is required by Applicable Law, the Company shall, as soon as practicable following the expiration of the Offer and acceptance for payment of the Shares by Sub, duly call, give notice of, convene and hold the Company Stockholders Meeting for the purpose of seeking Company Stockholder Approval.  The Company shall, through the Company Board, recommend to its stockholders that they approve this Agreement and the Merger, except to the extent that the Company Board shall have withdrawn or modified its approval or recommendation of this Agreement, the Offer or the Merger as permitted by Section 6.02(b).  Notwithstanding the foregoing, if Sub or any other Subsidiary of Parent shall acquire at least 90% of the outstanding shares of Company Common Stock, the parties shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a stockholders’ meeting in accordance with Section 253 of the DGCL.

(c)           If the approval of this Agreement by the Company’s stockholders is required by Applicable Law, each of Parent and Sub agrees that it will vote, or cause to be voted, all Shares purchased pursuant to the Offer and all other Shares owned by it or any of its Subsidiaries in favor of the approval of Merger and the adoption of this Agreement.

Section 7.02           Access to Information; Confidentiality.  Upon reasonable request, the Company shall, and shall cause each of the Company Subsidiaries to, afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisers and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, Contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of the Company Subsidiaries to, furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request.  Without limiting the generality of the foregoing, the Company shall, within two (2) Business Days of request therefor, provide to Parent the information described in Rule 14a-7(a)(2)(ii) under the Exchange Act.  Neither the Company nor any of the Company Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the Person in possession or control of such information or contravene any law, order, judgment, decree or binding agreement entered into prior to the date hereof.  To the extent practicable, the parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. All information exchanged pursuant to this Section 7.02 shall be subject to the Confidentiality Agreement and the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

Section 7.03           Commercially Reasonable Efforts; Notification.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, unless, to the extent permitted by Section 6.02(b), the Company Board approves or recommends a Superior Company Proposal, each of the parties shall, at its expense, use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain any necessary approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, including under the HSR Act and any applicable Foreign Competition Laws, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other Proceedings, whether judicial or administrative, challenging this Agreement or any other Transaction Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Transaction Agreements. In connection with and without limiting the foregoing, the Company and the Company Board shall (A) take all commercially reasonable action necessary to ensure that no Takeover Statute is or becomes applicable to any Transaction or this Agreement or any other Transaction Agreement, and (B) if any Takeover Statute becomes applicable to this Agreement or any other Transaction Agreement, take all commercially reasonable action necessary to ensure that the Offer, the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by the Transaction Agreements and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other Transactions.  Notwithstanding the foregoing, the Company shall not be prohibited under this Section 7.03(a) from taking any action permitted by Section 6.02.

(b)           Without limiting the generality of the foregoing, each of the parties shall promptly file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, and thereafter shall use all necessary efforts and take all necessary actions to obtain an early termination of the applicable waiting period, to make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable, to respond to formal requests for additional information or documentary material pursuant to 16 C.F.R. 803.20 under the HSR Act and to avoid, contest and/or overcome any administrative or judicial action or order that would restrict, prevent or prohibit the consummation of the Merger and the other Transactions.  Each party shall cooperate with the other parties hereto in connection with making any filing under the HSR Act or premerger filings under any other Foreign Competition Laws, including, with respect to the party making a particular filing, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith.

(c)           Notwithstanding anything to the contrary in this Agreement, (i) the Company shall not, without Parent’s prior written consent, commit to any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business operating practices (or allow any of its Subsidiaries to commit to any divestitures, licenses, hold separate arrangements or similar matters), and the Company shall commit to, and shall use its commercially reasonable efforts to effect (and shall cause each of its Subsidiaries to commit to and use its commercially reasonable efforts to effect), any such divestitures, licenses, hold separate arrangements or similar matters as Parent shall request, but solely if such divestitures, licenses, hold separate arrangements or similar matters are contingent on consummation of the Offer and (ii) neither Parent nor any of its Subsidiaries shall be required to agree (with respect to (A) Parent or its Subsidiaries or (B) the Company or its Subsidiaries) to any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business operating practices.

(d)           The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the Transactions, including promptly furnishing the other with copies of notice or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any Governmental Entity with respect to the Transactions.

(e)           The Company shall give prompt notice to Parent of any change or event having or which would reasonably be expected to have a Company Material Adverse Effect.  The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of, and such party shall use its commercially reasonable efforts to prevent, or promptly remedy: (i) any representation or warranty made by it contained in any Transaction Agreement that is qualified as to materiality or Company Material Adverse Effect becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect; or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under any Transaction Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under any Transaction Agreement.  All notifications required pursuant to the foregoing shall be given in writing in accordance with Section 10.2, or, if oral, shall be promptly confirmed in writing in accordance with Section 10.2.

Section 7.04           Stock Options.

(a)           As soon as practicable following the date of this Agreement, the Company Board shall adopt such resolutions or take such other actions as are required to adjust the terms of all outstanding Company Employee Stock Options heretofore granted under any Company Option Plan or otherwise, to provide that each Company Employee Stock Option outstanding immediately prior to the Effective Time shall be canceled at and as of the Effective Time in exchange for a cash payment by the Company to be made on such date of an amount equal to (i) the excess, if any, of (A) the price per share of Company Common Stock to be paid pursuant to the Offer over (B) the exercise price per share of Company Common Stock subject to such Company Employee Stock Option, multiplied by (ii) the number of shares of Company Common Stock for which such Company Employee Stock Option shall not theretofore have been exercised.

(b)           All amounts payable pursuant to this Section 7.04 shall be subject to any required withholding of Taxes and shall be paid without interest. The Company shall use its commercially reasonable efforts to obtain all consents of the holders of the Company Employee Stock Options as shall be necessary to effectuate the foregoing. Notwithstanding anything to the contrary contained in this Agreement, payment shall, at Parent’s request, be withheld in respect of any Company Employee Stock Option until all necessary consents are obtained.

(c)           The Company Board shall adopt such resolutions or take such other actions as are required so that the Company Option Plans shall terminate as of the Effective Time, and the provisions in any other benefit plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and to ensure that following the Effective Time no holder of a Company Employee Stock Option or any participant in any Company Option Plan or other Company Plan shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.

Section 7.05           ESPP.  As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the ESPP) shall adopt such resolutions and take such other actions as are required to terminate the ESPP, such that immediately prior to the Effective Time, there shall be no amounts in any participant payroll deduction account, and no further obligation to issue any Shares under the ESPP.

Section 7.06           Indemnification; D&O Insurance.

(a)           Parent shall, to the fullest extent permitted by Applicable Law, cause the Surviving Corporation to honor all the Company’s obligations to indemnify (including any obligations to advance funds for expenses) the current or former directors, officers or employees of the Company and the Company Subsidiaries for acts or omissions by such directors, officers and employees occurring prior to the Effective Time in the manner and to the extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company Charter, the Company By-laws, individual indemnity agreements or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company Charter, the Company By-laws and such individual indemnity agreements from the Effective Time until the expiration of all applicable statutes of limitations with respect to any claims against such directors, officers or employees arising out of such acts or omissions.

(b)           For a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company and the Company Subsidiaries (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date hereof by the Company for such insurance (such 300% amount, the “Maximum Premium”).  If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium.  The Company represents to Parent that the last annual premium paid prior to the date of this Agreement is not greater than $465,000.

(c)           From and after the Effective Time, to the fullest extent permitted by Applicable Law, Parent shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers, directors and employees of the Company and the Company Subsidiaries and any employee of the Company or any Company Subsidiary who acts or has acted as a fiduciary under any employee benefit plan of the Company or any Company Subsidiary (each an “Indemnified Party”) against all losses, claims, damages, liabilities, fees and expenses (including attorneys’ fees and disbursements), judgments, fines and amounts paid in settlement (in the case of settlements, with the approval of the indemnifying party (which approval shall not be unreasonably withheld)) (collectively, “Losses”), as incurred (payable monthly upon written request which request shall include reasonable evidence of the Losses set forth therein) to the extent arising from, relating to, or otherwise in respect of, any actual or threatened action, suit, proceeding or investigation, in respect of actions or omissions occurring at or prior to the Effective Time in connection with such Indemnified Party’s duties as an officer, director or employee of the Company or any Company Subsidiary, including in respect to this Agreement, any other Transaction Agreement, the Merger and the other Transactions; provided, however, that an Indemnified Party shall not be entitled to indemnification under this Section 7.06(c) for Losses arising out of actions or omissions by the Indemnified Party constituting (i) a breach of this Agreement or any other Transaction Agreement, (ii) criminal conduct or (iii) any violation of federal, state or foreign securities laws.

(d)           In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Surviving Corporation assume the obligations set forth in this Section 7.06; provided, that no such transaction shall reduce or diminish Parent’s obligations pursuant to this Section 7.06.

(e)           The provisions of this Section 7.06 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, and Parent hereby expressly agrees to cause the Surviving Corporation to pay or reimburse any costs and expenses incurred by each such Indemnified Party in enforcing the rights granted under this Section 7.06.  Parent hereby unconditionally and irrevocably guarantees the due and punctual payment and satisfaction of any and all obligations of the Surviving Corporation pursuant to this Section 7.06.

Section 7.07           Public Announcements.  Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Offer, the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange and then only with such advance notice to and consultation with the other as is practicable.  The parties agree that the initial press release to be issued with respect to the Transactions shall be in the form agreed to by the parties.

Section 7.08           Stock Transfer Taxes.  Either Sub or the Surviving Corporation shall pay all Stock Transfer Taxes, if any, and any penalties or interest with respect to any such Stock Transfer Taxes.

Section 7.09           Potential Litigation.  The Company shall promptly provide to Parent copies of all pleadings and correspondence received by the Company in connection with any claim, suit, action, investigation or other proceeding before or by a Governmental Entity against the Company or its directors relating to the Transactions.  The Company shall give Parent the opportunity to participate fully in the conduct of the defense or the settlement of any litigation against the Company and its directors relating to any of the Transactions.  No settlement of any such litigation shall be agreed to without Parent’s prior written consent, such consent not to be unreasonably withheld.

Section 7.10           Benefits and Employment.  None of Parent, the Surviving Corporation or any of the Surviving Corporation’s subsidiaries shall have any obligation to continue any Company Benefit Plan as of or subsequent to the Effective Time, and each of Parent and the Surviving Corporation shall have the right to amend, modify, or terminate any Company Plan at or subsequent to the Effective Time; provided, however, that Company employees will be covered by substitute benefit plans (with benefits substantially comparable on an aggregate basis to those provided under the Company Benefit Plans) maintained by Parent, the Surviving Corporation or any of the Surviving Corporation’s subsidiaries on and after the Effective Time.  Parent, the Surviving Corporation and any of the Surviving Corporation’s subsidiaries shall credit any employee for periods of service with the Company or any Company Subsidiary prior to the Effective Time for purposes of determining eligibility, vesting or benefit accruals under any plan, including but not limited to defined benefit pension plans and retiree health plans, maintained, established or contributed to by Parent, the Surviving Corporation or any of the Surviving Corporation’s subsidiaries at or subsequent to the Effective Time.

Section 7.11           Section 16 Matters.  Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors of the Company, shall, if necessary, adopt a resolution consistent with the SEC’s interpretive guidance to approve the disposition by any officer or director of the Company who is a “covered person” of the Company for the purposes of Section 16 of the Exchange Act of securities of the Company (including derivative securities with respect to securities of the Company) resulting from the Transactions for the purposes of qualifying the disposition as an exempt transaction under Section 16 of the Exchange Act.

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.01           Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)           Stockholder Approval.  If required by Applicable Law, the Company shall have obtained Company Stockholder Approval.

(b)           No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing or imposing any conditions or limitations on the consummation of any of the Transactions shall be in effect; provided, however, that each of the parties shall have used commercially reasonable efforts to prevent the entry of any such injunction or other Order and to appeal as promptly as possible any such injunction or other order that may be entered.

(c)           Regulatory Approvals.  The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and any consents, approvals and filings under any Foreign Competition Laws, the absence of which would prohibit the Merger, shall have been obtained or made.

(d)           Acceptance of Shares.  Sub shall have accepted Shares for payment pursuant to the Offer, provided, however, that this condition shall not be applicable to the obligations of Parent or Sub if, in breach of this Agreement or the terms of the Offer, Sub fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01           Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after Company Stockholder Approval:

(a)           by mutual written consent of Parent, Sub and the Company;

(b)           by either Parent or the Company:

(i)            if the Offer terminates or expires in accordance with its terms without Sub having accepted Shares for payment pursuant to the Offer on or before December 31, 2006 (the “Outside Date”); provided, however that the right to terminate this Agreement pursuant to this Section 9.01(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, (A) any of the conditions to the Offer set forth in Exhibit A having failed to be satisfied on or before the Outside Date or (B) the expiration or termination of the Offer without Sub having accepted Shares for payment pursuant to the Offer;

(ii)           if any Governmental Entity issues an Order or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such Order or other action shall have become final and nonappealable; or

(iii)          (A) if Sub shall have failed to commence the Offer within thirty (30) days following the date of this Agreement or (B) if the Offer shall have terminated or expired in accordance with its terms without Sub having purchased any Shares pursuant to the Offer; provided, however, that the right to terminate this Agreement pursuant to this clause (iii) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement or the failure of whose representations and warranties to be true results in the failure of any such condition;

(c)           by Parent, if the Company breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Exhibit A, and (ii) cannot be or has not been cured within thirty (30) days after the giving of written notice to the Company of such breach (provided that Parent is not then in material breach of any representation, warranty or covenant contained in any Transaction Agreement); provided, however, that this Agreement may not be terminated pursuant to this clause (c) if Sub has accepted Shares for payment pursuant to the Offer;

(d)           by Parent:

(i)            if the Company Board or any committee thereof authorized by the Company Board in such regard withdraws or modifies, or publicly proposes to withdraw or modify, in a manner adverse to Parent its approval or recommendation of the Offer, the Merger or this Agreement or fails to recommend to the Company’s stockholders that they accept the Offer or give Company Stockholder Approval, or the Company Board or any committee thereof resolves to take any of the foregoing actions;

(ii)           if the Company Board or any committee thereof authorized by the Company Board in such regard fails to reaffirm publicly and unconditionally its recommendation to the Company’s stockholders that they accept the Offer and give Company Stockholder Approval within ten (10) calendar days of Parent’s written request to do so (which request may only be made at any time following public disclosure of an Alternative Acquisition Proposal), which public reaffirmation must also include the unconditional rejection of such Alternative Acquisition Proposal; or

(iii)          if the Company enters into any written agreement (other than a confidentiality agreement complying with the provisions of Section 6.02) with respect to any Alternative Acquisition Proposal or if the Company Board has approved or recommended or publicly proposed to approve or recommend an Alternative Acquisition Proposal.

(e)           by the Company, prior to the acceptance of Shares for payment pursuant to the Offer if the Company Board shall have determined to approve, endorse or recommend an Alternative Acquisition Proposal that constitutes a Superior Company Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this Section 9.01(e) unless (i) the Company has complied in all material respects with its obligations under Section 6.02 in accordance with the terms thereof, (ii) at least three (3) Business Days prior to terminating this Agreement pursuant to this Section 9.01(e) the Company has provided Parent with written notice advising Parent that the Company Board has received a Superior Company Proposal that it intends to accept, specifying the material terms and conditions of such Superior Company Proposal, and identifying the Person making such Superior Company Proposal, (iii)

the Company has caused its financial and legal advisors to negotiate in good faith with Parent to attempt to make such adjustments in the terms of this Agreement that are equal or superior, in the reasonable discretion of the Company Board, to the terms of such Superior Company Proposal, and the Company and Parent have not agreed upon such terms and (iv) the Company has paid to (or concurrently pays to) Parent the Termination Fee in accordance with Section 9.02;

(f)            by the Company, if Parent or Sub breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Article VIII and (ii) cannot be cured or has not been cured within thirty (30) days after the giving of written notice to Parent of such breach (provided that the Company is not then in material breach of any representation, warranty or covenant contained in this Agreement); provided, however, that this Agreement may not be terminated pursuant to this clause (f) if Sub has accepted Shares for payment pursuant to the Offer; or

(g)           by Parent, if any non-officer employee of the Company or any Company Subsidiary, or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any Company Subsidiary takes any action that, if taken by the Company, would have constituted a violation of the restrictions contained in the first sentence of Section 6.02(a); provided, however, that this Agreement may not be terminated pursuant to this clause (g) if Sub has accepted Shares for payment pursuant to the Offer.

Section 9.02           Effect of Termination; Fees and Expenses.

(a)           In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the last sentence of Section 7.02, this Section 9.02 and Article X and except to the extent that such termination results from the willful and material breach by a party of any covenant set forth in any Transaction Agreement.

(b)           The Company shall pay to Parent a fee in an amount equal to $10,000,000 (the “Termination Fee”) if:

(i)            Parent terminates this Agreement pursuant to Section 9.01(c) (but only with respect to a breach of Section 6.02) or Section 9.01(d) or the Company terminates this Agreement pursuant to Section 9.01(e); or

(ii)           (A) after the date of this Agreement, any Person shall have made, or proposed, communicated or disclosed in a manner which is or otherwise becomes public prior to or during the pendency of the Offer (which shall include being known by stockholders of the Company) an intention to make an Alternative Acquisition Proposal;

(B)       this Agreement is terminated for any reason (other than termination pursuant to Section 9.01(a), 9.01(b)(ii), 9.01(b)(iii), 9.01(f) or 9.01(g)); and

(C)       within twelve (12) months of such termination the Company enters into a definitive agreement for an Alternative Acquisition, or the transactions contemplated by an Alternative Acquisition Proposal are consummated, with such Person; provided, that solely for purposes of this Section 9.02(b)(ii)(C), the phrase “twenty percent (20%)” in clauses (ii) and (iii) in the definition of “Alternative Acquisition” shall be deemed to be replaced by the phrase “a simple majority”.

(c)           (i)  Any fee due under this Section 9.02 shall be paid by wire transfer of same-day funds on the date of termination of this Agreement (except that, in the case of a payment pursuant to Section 9.02(b)(ii), such payment shall be made on the date of execution of such definitive agreement or, if earlier, consummation of such transaction) and (ii) upon failure to pay any such fee on the date due pursuant to clause (i) of this Section 9.02(c), interest shall accrue on the amount of such fee from such date to the date of actual payment at a variable rate equal to the prime rate (as reported in the Wall Street Journal “Money Rates”) plus three percent (3%) per annum.

(d)           All fees and expenses incurred in connection with the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally the filing fees in connection with the HSR Act and the filing fees in connection with the Offer Documents.

(e)           The right to receive the Termination Fee pursuant to Section 9.02(b) and other amounts pursuant to this Section 9.02 shall be the exclusive remedy for any breach by the Company of any of the representations, warranties, covenants or other provisions of this Agreement, except in the case of fraud and except that if Parent terminates this Agreement pursuant to Section 9.01(c) with respect to a breach of Section 6.02 Parent shall have the option, exercisable by written notice to the Company at any time within ten (10) Business Days after such termination, to elect not to accept the Termination Fee, and, if already paid to Parent, refund the Termination Fee to the Company, in which case Parent thereafter may pursue any remedy available to it in law or equity without regard to any limitation contained in this Section 9.02(e).  Acceptance by Parent of the Termination Fee due under this Section shall constitute final and definitive acceptance by Parent of the validity of any termination of this Agreement.

Section 9.03           Amendment.  This Agreement may be amended by the parties at any time before or after receipt of Company Stockholder Approval; provided, however, that after receipt of Company Stockholder Approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 9.04           Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 9.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 9.05           Procedure for Termination, Amendment, Extension or Waiver.  A termination of this Agreement pursuant to Section 9.01, an amendment of this Agreement pursuant to Section 9.03 or an extension or waiver pursuant to Section 9.04 shall, in order to be effective, be in writing and require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors (subject, in the case of the Company, to the requirements of Section 2.03).

ARTICLE X

GENERAL PROVISIONS

Section 10.01         Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement shall survive the Effective Time. This Section 10.01 shall not limit any covenant or agreement contained in any Transaction Agreement which by its terms contemplates performance after the Effective Time.

Section 10.02         Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)           if to Parent or Sub, to

Illinois Tool Works Inc.

3600 West Lake Avenue

Glenview, Illinois 60026

Attention:  Chief Executive Officer

Fax:  (847) 657-4392

with a copy to:

Illinois Tool Works Inc.

3600 West Lake Avenue

Glenview, Illinois 60026

Attention:  General Counsel

Fax:  (847) 657-4329

with an additional copy to:

Mayer, Brown, Rowe & Maw LLP

71 South Wacker Drive

Chicago, Illinois 60606

Attention: James T. Lidbury

Fax: (312) 701-7711

(b)  if to the Company, to

Click Commerce, Inc.

233 North Michigan Avenue, 22nd Floor

Chicago, Illinois 60601

Attention:  General Counsel

Fax:  (312) 377-7704

with a copy to:

McDermott Will & Emery LLP

227 West Monroe Street

Chicago, Illinois 60606

Attention:  Mark A. Harris

Fax:  (312) 984-7700

Section 10.03         Interpretation.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  Any matter disclosed in any section of the Company Disclosure Letter shall be deemed disclosed for all purposes and all sections of the Company Disclosure Letter so long as the relevance of such matter for such purposes and to such sections is reasonably evident.

Section 10.04         Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

Section 10.05         Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of this Agreement by facsimile shall be effective to the fullest extent permitted by Applicable Law.

Section 10.06         Entire Agreement; No Third-Party Beneficiaries.  The Transaction Agreements, the Company Disclosure Letter and all exhibits and schedules hereto and the Confidentiality Agreement, taken together, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) except for Section 7.06 and, from and after the Effective Time, Section 3.01(c)(i), are not intended to confer upon any Person other than the parties any rights or remedies.

Section 10.07         Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 10.08         Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.09         Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of any Transaction Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of any Transaction Agreement and to enforce specifically the terms and provisions of each Transaction Agreement in the courts of the State of Delaware and of the United States located in Wilmington, Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the courts of the State of Delaware and of the United States located in Wilmington, Delaware in the event any dispute arises out of any Transaction Agreement or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to any Transaction Agreement or any Transaction in any court other than the courts of the State of Delaware and of the United States located in Wilmington, Delaware and (d) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF ANY TRANSACTION AGREEMENT OR ANY TRANSACTION.

[Intentionally left blank]

IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

ILLINOIS TOOL WORKS INC.

By:	/s/ Thomas J. Hansen
Name: Thomas J. Hansen
Title: Executive Vice President

ITW LEAP CORP.

By:	/s/ James H. Wooten, Jr.
Name: James H. Wooten, Jr.
Title: Vice President & Secretary

CLICK COMMERCE, INC.

By:	/s/ Michael W. Ferro, Jr.
Name: Michael W. Ferro, Jr.
Title: Chairman and Chief Executive Officer

EXHIBIT A

Conditions of the Offer

Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer (including any extensions thereof in accordance with Section 2.01(a) of this Agreement) (the “Determination Time”) that number of Shares which would represent, together with all Shares beneficially owned by Parent or Sub, at least a majority in voting power of the Fully Diluted Shares (the “Minimum Tender Condition”) and (ii) the waiting period (and any extension thereof) applicable to the purchase of Shares pursuant to the Offer under the HSR Act shall have been terminated or shall have expired and any consents, approvals and filings under any Foreign Competition Laws, the absence of which would prohibit the purchase of all Shares tendered pursuant to the Offer, shall have been obtained or made prior to the expiration of the Offer.  The term “Fully Diluted Shares” means all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise, conversion or termination of all options, warrants, rights and securities exercisable or convertible into such voting securities. Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer, with the consent of the Company or if, at any time on or after the date of this Agreement and before the acceptance of such shares for payment or the payment therefor, any of the following conditions exists:

(a)           there shall have been instituted any Proceeding that is likely to succeed, (i) challenging the acquisition by Parent or Sub of any Shares, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or any other Transaction, or seeking to obtain from the Company, Parent or Sub any damages with respect to the Transaction that are material in relation to the Company and its Subsidiary taken as a whole, (ii) (A) seeking to prohibit or limit the ownership or operation by the Company or any Company Subsidiary of any material portion of the business or assets of the Company and the Company Subsidiaries (taken as a whole), or to compel the Company, or any Company Subsidiary to dispose of or hold separate any material portion of the business or assets of the Company and the Company Subsidiaries (taken as a whole), as a result of the Offer, the Merger or any of the other Transactions, or (B) seeking to prohibit or limit the ownership or operation by Parent or any of its Subsidiaries of a portion of the business or assets of Parent or any of its Subsidiaries which business or assets are material relative to the size of the Transactions, or to compel Parent or any of its Subsidiaries to dispose of or hold separate any portion of the business or assets of Parent or any of its Subsidiaries which business or assets are material relative to the size of the Transactions, as a result of the Offer, the Merger or any of the other Transactions, (iii) seeking to impose limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any Shares, including the right to vote the Company Common Stock purchased by it on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company and the Company Subsidiaries, or (v) which otherwise is reasonably likely to have a Parent Material Adverse Effect or a Company Material Adverse Effect;

(b)           any statute, rule, regulation, legislation, interpretation, judgment, Order or injunction shall be enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, or any consent or approval withheld with respect to the Offer, the Merger or any of the other Transactions, by any Governmental Entity that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in paragraph (a) above;

(c)           since the date of this Agreement, there shall have occurred any event, change, effect or development that, individually or in the aggregate, has had or is reasonably likely to have, a Company Material Adverse Effect;

(d)           the Company Board or any committee thereof authorized by the Company Board in such regard shall have withdrawn or modified in a manner adverse to Parent or Sub its approval or recommendation of the Offer and this Agreement or the Company Board or any committee thereof authorized by the Company Board in such regard shall have resolved to take any of the foregoing actions;

(e)           (i) the representations and warranties of the Company in this Agreement shall contain inaccuracies or breaches of such representations and warranties that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect, either as of the date of this Agreement or as of the Determination Time as though made at the Determination Time; provided, that for purposes of determining whether such inaccuracies or breaches have had or would reasonably be expected to have a Company Material Adverse Effect, the existence of all materiality and Company Material Adverse Effect qualifications set forth in the text of such representations and warranties shall be disregarded, or (ii) the representations and warranties of the Company in Sections 4.01, 4.03, 4.04, 4.05(a)(i) or 4.22 shall contain inaccuracies or breaches that result in such representations and warranties, individually or in the aggregate, not being true and correct in all material respects, either as of the date of this Agreement or as of such time as though made at such time;

(f)            the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under this Agreement;

(g)           Michael W. Ferro, Jr. shall not be an active employee of the Company;

(h)           this Agreement shall have been terminated in accordance with its terms; or

(i)            the Tender Agreement shall not be in full force and effect or the Principal Company Stockholder shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant to be performed or complied with by it under the Tender Agreement;

which, in the reasonable judgment of Sub or Parent, in any such case, and regardless of the circumstances giving rise to any such condition (including any action or inaction by Parent or any of its Affiliates), makes it inadvisable to proceed with such acceptance for payment or payment.

The foregoing conditions are for the sole benefit of Sub and Parent and may be asserted by Sub or Parent regardless of the circumstances giving rise to such condition or may be waived by Sub and Parent in whole or in part at any time and from time to time in their sole discretion, except that the Minimum Tender Condition may not be waived. The failure by Parent, Sub or any other Affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.